UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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175 Broadhollow Road
Melville, New York 11747

May 10, 2017

Dear Verint Systems Inc. Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Verint Systems Inc., which will be held on Thursday, June 22, 2017, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803.
All holders of record of Verint Systems Inc. common stock as of April 28, 2017 are entitled to vote at the 2017 Annual Meeting.
Attached is our Notice of Annual Meeting of Stockholders and our Proxy Statement, which describe the business to be conducted at the meeting. Also enclosed is our Annual Report on Form 10-K for the year ended January 31, 2017 and your proxy card. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.
Whether or not you plan to attend the meeting, we encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy. If you are the registered holder of your shares, then we invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you hold your shares in “street name” through a bank, broker, or other nominee, please follow the specific instructions you receive from your bank, broker, or other nominee to vote your shares.
On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Verint.

Sincerely,

Dan Bodner
President and Chief Executive Officer

Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2017

The 2017 Annual Meeting of Stockholders of Verint Systems Inc. (“Verint”), a Delaware corporation, will be held on Thursday, June 22, 2017, at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803 (the “2017 Annual Meeting”) for the following purposes:

(1)	To elect members of the Verint board of directors to serve for the following year and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2018;

(3)	To approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement;

(4)	To recommend, on a non-binding, advisory basis, whether future stockholder votes to approve the compensation of the named executive officers should occur every one, two, or three years;

(5)	To approve the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan; and

(6)	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.
The board of directors has fixed the close of business on April 28, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2017 Annual Meeting or any adjournment or postponement thereof.
A list of stockholders entitled to vote at the 2017 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during normal business hours at our principal executive offices, located at 175 Broadhollow Road, Melville, New York 11747, during the ten days preceding the 2017 Annual Meeting.

By Order of the Board of Directors,

Jonathan Kohl
Corporate Secretary

May 10, 2017

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER, OR OTHER NOMINEE, PLEASE FOLLOW THE SPECIFIC INSTRUCTIONS YOU RECEIVE FROM YOUR BANK, BROKER, OR OTHER NOMINEE TO VOTE YOUR SHARES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 22, 2017: THE PROXY MATERIALS, INCLUDING THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 2017, ARE AVAILABLE ON THE INTERNET AT WWW.PROXYVOTE.COM.

i

VERINT SYSTEMS INC.
175 Broadhollow Road
Melville, New York 11747

PROXY STATEMENT
The enclosed proxy is solicited on behalf of Verint's board of directors in connection with our Annual Meeting of Stockholders (the “2017 Annual Meeting”) to be held on Thursday, June 22, 2017, at 11:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The 2017 Annual Meeting will be held at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York 11803. Directions to the 2017 Annual Meeting can be found at the back of this proxy statement. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice and make available via the Internet this proxy statement, the accompanying proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2017 to each stockholder entitled to vote at our 2017 Annual Meeting on or about May 10, 2017.
QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2017 Annual Meeting.
Questions Relating to Proxy Materials
Q: Why am I receiving these materials?
A: The board of directors is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2017 Annual Meeting because you were a holder of Verint Systems Inc. common stock as of the close of business on April 28, 2017 (the “Record Date”) and are entitled to vote at the 2017 Annual Meeting. As of the Record Date, there were 62,674,730 shares of our common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2017 Annual Meeting.
Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed paper proxy materials?
A: We are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2017, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Q: Why did I receive printed paper proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?
A: We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing printed proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions for voting using the Internet that are provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://enroll.icsdelivery.com/vrnt and enroll for Internet delivery of annual meeting and proxy voting materials.

Q: What does it mean if I receive more than one Notice, proxy or voting instruction card?
A: It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.
Questions Relating to Voting
Q: What are the proposals and the voting recommendations of the board of directors?
A: The proposals to be considered, and the recommendation of the board of directors on each, are as follows:

•	FOR each of the director nominees (Proposal No. 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2018 (Proposal No. 2);

•	FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement (Proposal No. 3);

•	FOR 1 YEAR as the frequency with which future stockholder votes to approve the compensation of the named executive officers should occur (Proposal No. 4); and

•	FOR approval of the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan (Proposal No. 5).
Q: How many votes do I have?
A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and the Notice is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2017 Annual Meeting without further authorization from a third party.

•
Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and the Notice is being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares as described below and you are also invited to attend the 2017 Annual Meeting. Since you are not the stockholder of record, however, you may not vote these shares in person at the 2017 Annual Meeting unless you obtain a legal proxy from the record holder (your broker, bank, or other nominee). You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee.

Q: How do I vote?
A: If you wish to vote your shares in person and you hold shares as the stockholder of record, you may come to the 2017 Annual Meeting and cast your vote there. However, if you are a beneficial owner and you wish to vote your shares in person, you must bring a legal proxy from the record holder of your shares (your broker, bank, or other nominee) indicating that you were the beneficial owner of the shares on the Record Date. In either case, you should also bring a valid photo identification to the meeting.

If you wish to vote your shares without attending the meeting, you may do so in one of the following ways:

•
Internet. If you hold shares as the stockholder of record, you can submit a proxy over the Internet to vote those shares at the 2017 Annual Meeting by accessing the website shown on the proxy card you received from us and following the instructions provided. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the Internet for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank or other nominee.

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Telephone. If you hold shares as the stockholder of record, you can submit a proxy over the telephone to vote your shares by following the instructions provided in the Notice you received from us, or if you received a printed version of the proxy materials by mail, by following the instructions provided with the proxy card you received from us. If you are a beneficial owner of shares, your broker, bank or other nominee may or may not permit you to provide them with instructions over the phone for how to vote your shares; please refer to the instructions provided by your broker, bank or other nominee on the voting instruction card you received from your broker, bank or other nominee.

•
Mail. You may submit a proxy or voting instructions by mail to vote your shares at the 2017 Annual Meeting. Please mark, date, sign and return the proxy card or voting instruction card enclosed with the proxy materials you received from us or from your broker, bank or other nominee.

Q: Can I vote my shares by filling out and returning the Notice?
A: No. The Notice identifies the items to be voted on at the 2017 Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials. It is not the same as a proxy card from us or a voting instruction card from your broker, bank, or other nominee.
Q: Can I change my vote or revoke my proxy?
A: Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2017 Annual Meeting by:

•	notifying our Corporate Secretary in writing before the 2017 Annual Meeting that you have revoked your proxy;

•	signing and delivering a later dated proxy to our Corporate Secretary;

•	voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•	voting in person at the 2017 Annual Meeting.
Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices before 11:59 p.m. Eastern Time on June 21, 2017, if you are notifying us in writing, or before the vote at the 2017 Annual Meeting, if you are attending the 2017 Annual Meeting in person.
If you are a beneficial owner, you may submit new voting instructions only by contacting your bank, broker, or other nominee.
Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote?
A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2017 Annual Meeting. Thus, if you do not otherwise instruct your bank, broker, or other nominee, they may vote your shares “FOR” Proposal No. 2.
Conversely, all of the other proposals being presented at the 2017 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2017 Annual Meeting. See “—Q: How are votes counted?” below for more information.
Q: Who are the proxies and what do they do?
A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, were designated by the board of directors to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2017 annual meeting, based on valid proxies received by us.
Q: How are votes counted?
A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors. If you are a beneficial holder, your bank, broker, or other nominee must vote for you (unless you obtain a legal proxy from the record holder), and as noted above, if you do not provide specific voting instructions, your bank, broker, or other nominee will only be able to vote on your behalf on routine matters. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable.
Q: Will any other matters be voted on?
A: We are not aware of any other matters that will be brought before the stockholders for a vote at the 2017 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote for you on such matters using their discretion.
Q: How many shares must be present to hold the 2017 Annual Meeting?
A: Holders of a majority of the issued and outstanding shares of our common stock as of the Record Date must be represented in person or by proxy at the 2017 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.
Q: What vote is required to approve each proposal?
A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

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Election of Directors - in order for a nominee to be elected, such nominee must receive a plurality of votes of the shares present in person or represented by proxy at the 2017 Annual Meeting and entitled to vote on the election of directors. That means the eight nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes "for" his or her election than "withheld" must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the board of directors. Our director resignation policy is available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies.

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Ratification of independent registered public accountants - the proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2018 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against this proposal.

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Approval of the compensation of the officers - the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

•
Frequency of the stockholder vote on executive compensation - the advisory vote regarding the frequency of future stockholder votes to approve the compensation of the named executive officers requires approval by a vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. However, if no frequency option receives the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, the alternative receiving the most votes will be considered by the board of directors to be the recommendation of the stockholders on this matter. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder.  Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against each of the frequency options.

•
Approval of the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan - the proposal to approve the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder.  Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.
Q: Who is paying the costs of soliciting these proxies?
A: The expense of this solicitation, including the cost of preparing, assembling and mailing the various proxy materials, will be borne by us. In addition to the solicitation of proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.
Q: What do I need to do to attend the 2017 Annual Meeting?
A: You are entitled to attend the 2017 Annual Meeting only if you were a stockholder of record or a beneficial owner of our shares as of the close of business on April 28, 2017. You should be prepared to present photo identification for admittance. If you hold your shares through a broker, bank or nominee and you wish to attend the meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 28, 2017, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you are not a stockholder of record, note that you will not be able to vote your shares at the meeting unless you have a legal proxy from your broker. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2017 Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The board of directors has nominated the persons named below, each of whom is presently serving on our board of directors, for election as directors. As of the date of this proxy statement, the board of directors consists of nine directors and no vacancies. Larry Myers is retiring from the board of directors at the end of his term in June and will not stand for re-election. Proxies cannot be voted for a greater number of persons than the number of nominees (eight nominees) named below.
Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the board of directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the board of directors. The election of directors will be made by a plurality of votes cast at the 2017 Annual Meeting. That means the eight nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. However, under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the board of directors. Our director resignation policy is available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies.
As described in detail below, our nominees have considerable professional and business experience. The recommendation of our board of directors is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our board of directors. The board of directors believes that each of the nominees listed brings strong skills and extensive experience to the board of directors, giving the board of directors as a group the appropriate skills to exercise its oversight responsibilities.

Name	Age	Director Since	Position(s)

Dan Bodner	58	1994	President, Chief Executive Officer, and Director
Victor DeMarines	80	2002	Chairman of the Board
John Egan	59	2012	Director
Penelope Herscher	56	2017	Director
William Kurtz	59	2016	Director
Richard Nottenburg	63	2013	Director
Howard Safir	75	2002	Director
Earl Shanks	60	2012	Director
Dan Bodner serves as our President, Chief Executive Officer and a director. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since starting the company in 1994 with a focus on Actionable Intelligence innovation, reflecting his vision of helping organizations gain actionable insights from large amounts of structured and unstructured data. Under his leadership, the company experienced rapid growth and, in 2002, with over $100 million of revenue, completed a successful IPO. Following the IPO, the company continued to achieve scale in both the enterprise and security markets, and reached a level of over $1 billion of revenue in 2014. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., one of our former affiliates. Prior to such positions, from 1987 to 1991, Mr. Bodner held various management positions at Comverse Technology, Inc. The board of directors has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology, software, and security industries, and his extensive management experience give him the qualifications and skills to serve as a director.
Victor DeMarines has served as a director since 2002 and as Chairman of the Board since February 2013. From 1995 to 2000, Mr. DeMarines served as President and Chief Executive Officer of MITRE Corporation, a nonprofit organization, which provides security solutions for the computer systems of the Department of Defense, the Federal Aviation Administration, the Department of Homeland Security, the Internal Revenue Service, and several organizations in the U.S. intelligence community. Mr. DeMarines also served as a director of MITRE Corporation from 2000 to 2010 and presently serves as a consultant to MITRE. Mr. DeMarines currently serves as a director of NetScout Systems, Inc., a provider of network performance solutions.

He serves on the NetScout compensation and governance committees and is chairman of the NetScout finance committee. The board of directors has concluded that Mr. DeMarines’ financial and business expertise, including his diversified background of managing a security-based company, serving as a chief executive officer, and serving as a director of a public technology company, gives him the qualifications and skills to serve as Chairman of the Board.
John Egan has served as a director since August 2012. Mr. Egan is a founding managing partner of Egan-Managed Capital and has served as a managing partner of Carruth Associates, a financial services firm, since 1998. From 1986 to 1997 Mr. Egan held various executive roles at EMC Corporation, including serving as executive vice president of operations, executive vice president of products and offerings, and executive vice president of sales and marketing. Mr. Egan has served as a director of (i) NetScout since 2001, where he is currently lead director, a member of the audit committee, a member of the finance committee and chairman of the nominating and governance committee, and (ii) Progress Software Corporation since 2011, where he is currently the non-executive chairman of the board, a member of the compensation committee, a member of the audit committee and a member of the nominating and corporate governance committee. Previously, he was a director of EMC Corporation and VMWare, prior to EMC’s acquisition by Dell in 2016. We believe Mr. Egan's financial and business expertise, including a diversified background of managing and serving as a director of several public technology companies and expertise in mergers and acquisitions, gives him the qualifications and skills to serve as a director.
Penelope Herscher has served as a director since April 2017. She has over 15 years of experience as a high-tech CEO and over 10 years serving on public company boards. She currently sits on the board of Lumentum Operations LLC, where she is chair of the compensation committee and a member of the governance committee, and of Rambus Inc., where she is chair of the strategy committee and a member of the governance committee. In addition, Ms. Herscher is executive chairman at FirstRain, Inc., a privately held company in the unstructured data analytics space, where she was President & CEO until 2015. Prior to FirstRain, Ms. Herscher held senior executive positions at a number of software and technology companies, including Cadence Design Systems, Inc. and Simplex Solutions, Inc. The board of directors has concluded that Ms. Herscher’s financial and business expertise, including her diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give her the qualifications and skills to serve as a director.
William Kurtz has served as a director since September 2016. Mr. Kurtz has served as Chief Commercial Officer of Bloom Energy Corporation since 2015,  and prior to that, served as the company’s CFO and CCO beginning in 2008.   Prior to 2008 he  held CFO or other senior finance roles for Novellus Systems (now Lam Research), Engenio Information Technologies, 3PARdata (now part of Hewlett Packard Enterprise), Scient Corporation and AT&T Corporation. Mr. Kurtz also is chairman of the audit committee of Violin Memory, and previously served as chairman of the audit committee of PMC-Sierra (now part of Microsemi Corporation) and Redback Networks (now part of Ericsson). The board of directors has concluded that Mr. Kurtz’s financial and business expertise, including his comprehensive financial expertise including serving as a chief financial officer of a public companies and on several audit committees, give him the qualifications and skills to serve as a director.
Richard Nottenburg has served as a director since February 2013, having previously served as a director of Verint from July 2011 to November 2011. Dr. Nottenburg, an investor in early stage technology companies and a management consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. He served on the board of directors of PMC Sierra from 2011 until January 2016. Dr. Nottenburg is currently a member of the board of directors of Sequans Communications S.A., where he serves as a member of the compensation committee and the audit committee. He was a member of the board of directors of Comverse Technology, Inc. from 2006 to 2011. The board of directors has concluded that Dr. Nottenburg's financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.
Howard Safir has served as a director since 2002. Since 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. From 2001 until 2010, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc. Mr. Safir served as the Vice Chairman of Global Options Group Inc. from its 2005 acquisition of SafirRosetti until 2010. He served as Chief Executive Officer of Bode Technology, also a wholly owned subsidiary of Global Options Group Inc., from 2007 to 2010. From 2006 until 2016, Mr. Safir served as a director of Implant Sciences Corporation, an explosives device detection company. He currently serves as a director of Citius, a developer of pharmaceutical products, and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The board of directors has concluded that Mr. Safir’s extensive law enforcement background and his financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.
Earl Shanks has served as a director since July 2012.  Since November 2015, Mr. Shanks has served as Chief Financial Officer of Essendant Inc. a leading supplier of workplace essentials. Mr. Shanks has announced his retirement from such role effective May 26, 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services from 2003 until 2012.  From 1996 to 2003, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer from 2001 to 2003 where he oversaw treasury, finance, real estate, tax, and six business unit finance teams.  Since March 2017, Mr. Shanks has served as a director of Gaming and Leisure Properties, Inc. The board of directors has concluded that Mr. Shanks’ financial and business expertise, including his deep financial expertise serving as a chief financial officer of a public company, give him the qualifications and skills to serve as a director
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2018. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2017 Annual Meeting. Deloitte & Touche LLP was Verint’s firm of independent registered public accountants for the year ended January 31, 2017.
Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2018 if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the 2017 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.
The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2018 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote if no instructions are provided by the stockholder, however, abstentions will count as votes against the proposal.
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS
Our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.
This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to the officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.
Although this say-on-pay vote is an advisory vote only and is not binding on Verint or the board of directors, the compensation committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract and retain the best talent to lead the company by providing incentives to our officers to achieve outstanding performance results and to outperform similar technology companies. We believe these incentives are highly aligned with the interests of our stockholders and contribute to long-term value creation.
The board of directors strongly endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that, on an advisory basis, the compensation paid to Verint's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”
The advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.
If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.
The board of directors has also recommended that our stockholders vote in favor of Proposal 4 regarding the frequency of future “say on pay” votes. Accordingly, unless our board of directors determines otherwise in connection with the outcome of Proposal 4, the next “say on pay” vote is expected to occur in 2018.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF FUTURE STOCKHOLDER VOTES ON
NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote at the 2017 Annual Meeting regarding whether future stockholder votes to approve the compensation of the named executive officers should occur every one, two, or three years (commonly referred to as a "say-when-on-pay" vote).  Although this vote is an advisory vote only and is not binding on Verint or the board of directors, the compensation committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of future stockholder votes on officer compensation.

Our current policy is to hold say-on-pay votes on an annual basis. Although we recognize the potential merits of having less frequent say-on-pay votes, the board of directors has determined that an advisory stockholder vote on executive compensation every year continues to be the best approach for Verint and its stockholders at this time, as we believe it provides a useful avenue for stockholders to provide feedback to the compensation committee and the board of directors on our executive compensation program.

The advisory vote regarding the frequency of future stockholder votes described in this Proposal 4 requires approval by a vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. However, if no frequency option receives the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, the alternative receiving the most votes will be considered by the board of directors to be the recommendation of the stockholders on this matter. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder.  Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against each of the frequency options.

If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote for 1 YEAR as the frequency of future stockholder votes on named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” UNDER PROPOSAL NO. 4.

PROPOSAL NO. 5
APPROVAL OF THE VERINT SYSTEMS INC.
AMENDED AND RESTATED 2015 LONG-TERM STOCK INCENTIVE PLAN
On May 19, 2015, our board of directors approved (subject to the approval of our stockholders) the Verint Systems Inc. 2015 Long-Term Stock Incentive Plan (the “Existing Plan”).  The Existing Plan is our only active long-term incentive plan. The number of shares which remain available for issuance under the Existing Plan is not sufficient to meet our compensation goals in the coming years. To ensure that we have an adequate number of shares available to properly compensate our employees, directors, and consultants, we are asking our stockholders to approve an amendment and restatement of the Existing Plan (as amended and restated, the “Amended Plan”) to, among other things, increase the number of shares available for issuance.
Both the Existing Plan and the Amended Plan provide for several different forms of awards, including, among others, stock options and restricted stock units. Under both plans, grants of restricted stock units (or other so-called “full value” awards) count against the plan’s capacity at a higher rate than grants of stock options (or similar awards). Specifically, under the Existing Plan, each full value share awarded counts as 2.29 shares against the plan’s capacity, while under the Amended Plan, each full value share awarded would count as 2.47 shares against the plan’s capacity. As a result, the number of shares available for issuance under the plans is higher on an “option-equivalent” basis than it is on a “full value” basis, however, to date, we have only used the Existing Plan to grant full value awards. In order to provide a more complete understanding of the plans and this share request, we have provided the share numbers below on both an option-equivalent basis and a full value basis.
Summary of the capacity of the Existing Plan, the new share request, and the resulting capacity of the Amended Plan

	Existing Plan			Amended Plan
	Starting Capacity	Available at April 28, 2017	New Request	Starting Capacity
Option-equivalent basis	9,700,000	1,217,233	7,975,000	9,192,233
Full value basis	~4,235,000	~532,000	~3,230,000	~3,762,000
The figures in the table above (1) assume that outstanding performance awards vest at the maximum level of achievement (capacity will be higher to the extent performance awards vest at lower levels), (2) exclude any shares which are recycled under the terms of the Existing Plan or the Amended Plan, and (3) with respect to the new share request and the Amended Plan, give effect to the proposed adjustment to the rate at which full value shares count against the Amended Plan’s limit, as described below.
In addition to increasing the available award capacity under the plan, the amendment and restatement would:

•	Increase from 2.29 to 2.47 the rate at which full-value awards count against the plan limit.

•	Decrease from 500,000 to 100,000 the maximum number of shares (on an option-equivalent basis) that may be awarded to a non-employee director in any year.

•	Prohibit the following award shares from being recycled:

◦	Award shares that are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award.

◦	Award shares that are withheld by the Company upon exercise of an option pursuant to a “net exercise” arrangement.

◦	Award shares that underlie a stock appreciation right that is settled in shares.

•
Prohibit shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, from being made available for awards under the plan.

•	Prohibit dividends or dividend equivalents from being paid on any award prior to the vesting of the award.

•	Require that any dividends or dividend equivalents paid on a deferred basis be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.

•	Clarify that the compensation committee may permit a grantee’s withholding tax liability to be satisfied through a “broker assisted” cashless exercise.

•	Extend the expiration date of the plan to 10 years from the date the Amended Plan is approved by our stockholders.

This approval will also act as stockholder approval of the material terms of the performance goals for which performance-based compensation is to be paid under the Amended Plan to enable the continued availability of the deduction under Section 162(m) of the Internal Revenue Code for performance-based compensation.

Additional Equity Plan Information as of April 28, 2017
As of April 28, 2017:

•	There were a total of 62,674,730 shares of our common stock issued and outstanding.

•	There were a total of 1,569 stock options outstanding, with an average exercise price of $10.09 and an average remaining term of 2.79 years.

•	There were a total of:

◦	4,156,788 restricted stock units outstanding, including 893,188 performance based restricted stock units, at maximum achievement.

◦	1,217,233 shares available for future award under the Existing Plan on an option-equivalent basis, or 532,000 shares on a full value basis, at maximum achievement.

•
“Burn rate” measures the number of full value basis shares under outstanding equity awards granted during a given year (disregarding cancellations), as a percentage of basic weighted-average common stock outstanding for that fiscal year. Over the past three years, our burn rate was 2.7%, 2.9%, and 3.2% (for the years ended January 31, 2015, 2016 and 2017, respectively), with a three-year average of 2.9% on a full value basis (we have only awarded full value shares during these periods). Our three-year average burn rate would have been 7.2% on an ISS option-equivalent basis, which is below the ISS three-year average cap of approximately 8.7% for our industry.

•
“Overhang” measures the total number of full value basis shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our average annual overhang was 6.1%, 6.6%, and 6.8% (as of April 28, 2015, 2016, and 2017, respectively).

•
“Dilution” measures the total number of full value basis shares under all outstanding equity awards, plus the number of full value basis shares authorized for future plan awards (the “total actual and potential awards”) divided by the sum of the total actual and potential awards, plus the basic weighted-average common stock outstanding as of the measurement date. Over the past three years, our dilution was 7.8% (excluding share capacity under an acquired company equity plan that was subject to restrictions on grant under applicable NASDAQ rules), 9.1%, and 7.1% (as of April 28, 2015, 2016, and 2017, respectively). If the Amended Plan is approved by our stockholders, our dilution would be 11.3%, based on the basic weighted-average common stock outstanding as of April 28, 2017.

Reasons Why You Should Vote for Proposal 5
We believe our future success depends on our ability to attract, motivate, and retain high quality employees, directors, and consultants, and that the ability to continue to provide stock-based awards is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and candidates.
Moreover, we believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on the performance of our stock. Equity compensation also aligns the goals and objectives of our employees with the interests of our stockholders and promotes a focus on long-term value creation.
If the Amended Plan is not approved, we expect that we would exhaust the remaining available shares under the Existing Plan in less than a year. We believe we would be at a severe competitive disadvantage if we cannot use stock-based awards to recruit and compensate our personnel.  This would reduce the alignment between our employees and our stockholders, increase our cash compensation expense, and utilize cash that could otherwise be used to grow our business, make acquisitions, repay debt, or for other corporate purposes.

As a result of the foregoing, we believe it is in our best interest and the best interest of our stockholders to adopt the Amended Plan to provide for additional capacity for awards to current and future employees, directors, and consultants.  Our equity compensation practices are benchmarked against market practices and we believe our historical share usage has reflected this.  As noted above, as of April 28, 2017, we had 62,674,730 common shares outstanding. During the last three years, we have granted an average of approximately 1.854 million full value shares per year in our equity compensation programs, including the reservation of an average of approximately 206,000 shares per year in the event performance equity goals are overachieved at maximum levels.  All of these awards have been in the form of time or performance-based restricted stock units, which count against the Existing Plan capacity at a rate of 2.29 shares each, and would count against the Amended Plan capacity at a rate of 2.47 shares each. Assuming future annual share utilization remains at these levels, the 9,192,233 option-equivalent shares (or approximately 3,762,000 full value shares) that would be available under the Amended Plan after its approval would last for approximately 2.3 years assuming maximum levels of achievement or 2.9 years assuming target levels of achievement, net of forfeitures.
Plan Highlights
Below are some highlights from the Amended Plan that we feel reflect our commitment to adhering to the best practices set forth by industry standards. We ask that you consider these highlights when casting your vote on Proposal 5.

•
Reasonable Plan Limits. Subject to adjustment as described in the Amended Plan, total awards under the Amended Plan are limited to approximately 9,192,233 shares of our common stock on an option-equivalent basis (assuming maximum levels of achievement). These shares may be shares of original issuance or treasury shares or a combination of the foregoing. The Amended Plan also provides that, subject to adjustment as described in the Amended Plan:

◦	no participant will be granted awards in the form of stock options and stock appreciate rights under the Amended Plan for more than 2,000,000 shares of common stock during any one fiscal year;

◦
no participant will be granted a performance award under the Amended Plan that is intended to qualify as “performance-based compensation” under Section 162(m) for more than 2,000,000 shares of common stock (on an option-equivalent basis) during any one fiscal year or, in the event such award is paid in cash, the equivalent cash value of that number of shares as of the first day of the applicable performance period; and

◦
no non-employee member of our board of directors will be granted awards (including stock options and stock appreciation rights) under the Amended Plan for more than 100,000 shares of common stock (on an option-equivalent basis) during any one fiscal year.

•
Double-Trigger Vesting. The Amended Plan contains a so-called “double-trigger” vesting provision, which generally provides that awards will not be accelerated upon a change in control of us if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the Amended Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change in control.

•
Independent Plan Administrator. The compensation committee, which is composed of independent directors, administers the Amended Plan, and retains full discretion to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan.

•
Full Value Awards Weighted More Heavily. The settlement of one share pursuant to a full value award is deemed to reduce the authorized share pool under the Amended Plan by 2.47 shares, as compared to 2.29 shares under the Existing Plan.

•
No Discounted Stock Options. The Amended Plan requires that the exercise price for newly-issued stock options (other than substitute awards) may not be less than the fair market value per share on the date of grant.

•
Prohibition of Dividends or Dividend Equivalents on Unvested Awards. The Amended Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying awards prior to the vesting of such awards. Any such dividends or dividend equivalents will be deferred until and contingent upon vesting.

•
Stockholder Approval of Material Amendments. The Amended Plan requires us to seek stockholder approval for any material amendments to the Amended Plan, such as materially increasing benefits accrued to participants and materially increasing the number of shares available.

•
Prohibition on Repricing. The Amended Plan prohibits the repricing of outstanding stock options without stockholder approval (outside of certain corporate transactions or adjustments specified in the Amended Plan). Similarly, the Amended Plan does not provide for the repricing of stock appreciation rights.

•	No Transfers of Awards for Value. The Amended Plan requires that no awards granted under the Amended Plan may be transferred for value, subject to exceptions for certain familial transfers.

•
Our Response to Detrimental Activity by Participants. The Amended Plan allows for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award if a participant engages in activity detrimental to our company.

Summary of the Amended Plan
Set forth below is a summary of the principal features of the Amended Plan.  This summary is not intended to be exhaustive and is qualified in its entirety by reference to the terms of the Amended Plan, a copy of which is included in this proxy statement as Appendix A.
Purpose
The purpose of the Amended Plan is to attract and retain employees, directors, and consultants of Verint Systems Inc. (the “Company”) and its subsidiaries and to motivate such individuals, provide them with incentives and enable them to participate in our growth and success.
The Amended Plan authorizes our board of directors to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”) entitling the participant to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) stock appreciation rights (“SARs”), (3) restricted stock, (4) restricted stock units (“RSUs”), (5) performance awards, (6) other stock-based awards (“Other Stock-Based Awards”), and (7) performance compensation awards.  Each type of award is described below under “Types of Awards Under the Amended Plan.”
Each of the awards will be evidenced by an award agreement setting forth the award’s terms and conditions.
The Amended Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code for qualifying awards.
Our board of directors believes that it is in our best interest and the best interests of our stockholders to provide for an incentive plan under which compensation awards made to our officers can qualify for deductibility for federal income tax purposes.  Accordingly, the Amended Plan has been structured in a manner such that awards under it are intended to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.  In order for awards to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, the Amended Plan (which includes Performance Criteria (as hereinafter defined)) must be approved by our stockholders.
Shares Available Under the Amended Plan
Subject to adjustment as provided in the Amended Plan, following the approval of the Amended Plan, the number of our shares of common stock that may be issued or transferred (1) upon the exercise of stock options or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance awards or performance compensation awards that have been earned, (5) as awards to non-employee directors, or (6) as Other Stock-Based Awards, will not exceed the sum of (i) 7,975,000, plus (ii) the number of shares available for issuance under the Existing Plan on the date the stockholders approve the Amended Plan, plus (iii) the number of shares that become available for issuance under Section 4(a)(i) of the Existing Plan or the Amended Plan, on an option-equivalent basis.
Each stock option or stock-settled stock appreciation right granted under the Amended Plan would reduce the available plan capacity by one share and each other award denominated in shares that is granted under the Amended Plan would reduce the available plan capacity by 2.47 shares.
For the avoidance of doubt, all awards granted prior to the date of stockholder approval of the Amended Plan, under our current or historical equity incentive plans, will be settled under the applicable plan, and such settlement will not reduce the aggregate number of shares of common stock available for issuance or transfer under the Amended Plan.  Shares issued or transferred under the Amended Plan may be shares of original issuance or treasury shares or a combination of both.
If any shares of common stock covered by any awards granted under the Amended Plan are forfeited, cancelled, exchanged, withheld or surrendered or if an award terminates or expires without a distribution of shares of common stock to the participant, those shares will again be available for awards under the Amended Plan.  If two awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the Amended Plan.  Any shares of common stock covered by an award that is settled in cash will again be available for awards under the Amended Plan.  In addition, if a participant elects to give up the right to receive cash compensation in exchange for shares of common stock based on fair market value, the shares will not count against the aggregate limit described above.  Notwithstanding the foregoing, any shares that (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award, (2) are withheld by the Company upon exercise of a stock option pursuant to a “net exercise” arrangement, or (3) underlie a SAR that is settled in shares, will not again be available for awards under the Amended Plan. In addition, shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the Amended Plan.
Subject to adjustment as provided in the Amended Plan, the aggregate number of shares of common stock for which ISOs may be granted will not exceed 5,000,000 of the shares of common stock reserved for purposes of the Amended Plan.  No participant will be granted stock options or SARs, in the aggregate, for more than 2,000,000 shares of common stock during any fiscal year and no participant will be granted performance awards that are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, in the aggregate, for more than 2,000,000 shares of common stock (or the cash value thereof) during any fiscal year (on an option-equivalent basis).  Further, no non-employee member of our board of directors will be granted an award for more than 100,000 shares of common stock (on an option-equivalent basis) during any fiscal year.
No Repricing
Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the Amended Plan (outside of certain corporate transactions or adjustments specified in the Amended Plan).
Eligibility
Any employee of, or consultant to, us or any of our subsidiaries (including any prospective employee) and non-employee directors of our board of directors or the board of directors of any of our subsidiaries may be selected to participate in the Amended Plan.  In addition, employees and consultants of our affiliates may be eligible to receive cash-settled performance awards and cash-settled RSUs under the Amended Plan.  The compensation committee, as designated by our board of directors in accordance with the Amended Plan (the “Committee”), determines which persons will receive awards and the number of shares of common stock subject to such awards.  All of our approximately 5,100 personnel, including our four executive officers and our seven non-employee directors, are eligible to participate in the Amended Plan.
Administration
The Amended Plan will be administered by the Committee.  The Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code).  In the absence of such a designated committee, our board of directors serves as the Committee.  The Committee is authorized to interpret the Amended Plan and related agreements and other documents.
Types of Awards Under the Amended Plan
Stock Options.  Stock options may be granted that entitle the participant to purchase shares of common stock at a price not less than fair market value per share at the date of grant.  The exercise price is payable (1) in cash, check, or wire transfer at the time of exercise, (2) subject to the Company's consent, by the transfer to us of shares of common stock owned by the participant having a value at the time of exercise equal to the total stock option exercise price (the shares must have been owned by the participant for at least 6 months), (3) subject to rules established by the Committee, through delivery of irrevocable instructions to a broker to sell the shares otherwise deliverable upon exercise of the stock option and to deliver to us an amount equal to the aggregate exercise price, (4) subject to any limitations, established by the Committee, through the Company's withholding of shares otherwise issuable upon exercise of an option pursuant to a "net exercise" arrangement, (5) by a combination of the foregoing, or (6) by other methods approved by the Committee.
No stock option may be exercisable more than 10 years from the date of grant.  Each grant will specify the period of continuous service with us or any of our subsidiaries that is necessary before the stock options will become exercisable.  Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
SARs.  A SAR is a right to receive from us an amount equal to the spread between the grant price of the SAR and the value of our shares of common stock on the date of exercise.  The Committee has the right to determine whether the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination thereof.  SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award.  If a SAR is granted in tandem with another award, it may be granted before, at the same time as the other award or at a later time.  No SAR may be exercisable more than 10 years from the date of grant.

SARs with a grant price equal to or greater than the fair market value per share as of the date of grant are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
Restricted Stock.  A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services.  The Committee will determine the participants to whom shares of restricted stock will be granted, the number of shares of restricted stock to be granted to each participant, the duration of the period during which, and any conditions under which, the restricted stock may be forfeited to us, and the other terms and conditions of such awards.  Shares of restricted stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as provided in the award agreement.  Upon lapse of the applicable restrictions, we will either deliver the certificates to the participant or the participant’s legal representative, or our transfer agent will remove the restrictions relating to the transfer of such shares.  No dividends will be paid on any shares of restricted stock prior to the vesting of the restricted stock, and will be subject to the same vesting conditions as the underlying share of restricted stock to which such dividend relates.
In the discretion of the Committee, restricted stock grants may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
RSUs.  A grant of RSUs constitutes an agreement by us to deliver shares of common stock to the participant in the future in consideration of the performance of services.  The Committee will determine the participants to whom RSUs will be granted, the number of RSUs to be granted to each participant, the duration of the period during which, and any conditions under which the RSUs may be forfeited to us, and the other terms and conditions of such awards.  RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered.  No dividend equivalents will be paid on any RSUs prior to the vesting of the RSUs, and will be subject to the same vesting conditions as the underlying RSUs to which such dividend equivalent relates.
Each RSU will have a value equal to the fair market value of a share.  RSUs will be paid in cash, shares of common stock, other securities, or other property, as determined in the sole discretion of the Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.
In the discretion of the Committee, RSU grants may, but are not required to, be designated by the Committee as Performance Compensation Awards.  RSU grants will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
Performance Awards.  The Committee has the authority under the Amended Plan to grant performance awards.  These awards consist of a right which is (i) denominated in cash or shares of common stock, (ii) valued, as determined by the Committee, in accordance with the achievement of performance goals during Performance Periods established by the Committee, and (iii) payable at such time and in such form as determined by the Committee.  Each performance award will be subject to one or more specified performance goals that must be met within a specified period determined by the Committee (the “Performance Period”) to earn the performance award.  The Committee will determine the amount of any performance award, the length of any Performance Period, and the amount and kind of any payment or transfer to be made pursuant to any performance award.  To the extent earned, the performance awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the applicable award agreement.
In the discretion of the Committee, performance awards may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Performance awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
Other Awards.  The Committee may grant to a participant an Other Stock-Based Award, which will consist of rights other than those awards described above and which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock (including securities convertible into shares).  These awards must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 as promulgated and interpreted by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable laws.  The Committee will determine the terms and conditions of these awards, including the price, if any, at which shares of common stock may be purchased pursuant to any Other Stock-Based Award granted under the Amended Plan.
In the discretion of the Committee, Other Stock-Based Awards may, but are not required to, be designated by the Committee as Performance Compensation Awards (as hereinafter defined).  Other Stock-Based Awards will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Committee may approve.
Performance Compensation Awards.  The Committee has the authority, at the time of grant of any restricted stock award, RSU award, performance award, or Other Stock-Based Award, to designate such award as a “Performance Compensation Award” in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code.  To qualify as a performance compensation award, the Committee must designate which participants will be eligible to receive Performance Compensation Awards for a particular Performance Period within the first 90 days of the Performance Period (or, if shorter, within the maximum period permitted under Section 162(m) of the Code).
The Committee has full discretion to select the length of such Performance Period, the type of Performance Compensation Awards to be issued, the Performance Criteria (as hereinafter defined) that will be used to establish performance goals, and the kinds and/or levels of the performance goals that will apply and the formula that will be used to determine whether a performance goal has been achieved.
During a Performance Period, one or more objective formulas shall be applied against the relevant performance goal to determine, with regard to the Performance Compensation Award of a particular participant, whether all or some portion of the Performance Compensation Award has been earned for the Performance Period.
Unless otherwise provided in the applicable award agreement, a participant must be employed by us on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for the applicable Performance Period.
Performance Criteria.  The Performance Criteria that will be used to establish the performance goal(s) will be based on the attainment by us (or one of our subsidiaries, divisions, or operational units) of specific levels of performance.  The performance criteria (the “Performance Criteria”) that the Committee may set are limited to specified levels of or growth in the following, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, operating expenses, capital expenses, customer acquisition costs, share price, sales, bookings, or market share.
If the Committee (1) anticipates or determines that any unusual or extraordinary corporate event, transaction, item or development affecting us, (2) anticipates or recognizes any unusual or nonrecurring event that affects us and our financial statements, or (3) anticipates or responds to changes in applicable laws, regulations, accounting principles or business conditions, then the Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter (but only to the extent the exercise of such authority after the first 90 days of a Performance Period would not cause the Performance Compensation Awards granted to any participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), to adjust or modify the calculation of a performance goal for the Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of participants.
Dividends
No dividends or dividend equivalents will be paid on any award made under the Amended Plan prior to the vesting of such award. In the sole discretion of the Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, or other property on a deferred basis; provided that such dividends or dividend equivalents will be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.
Amendments
Our board of directors may amend, alter, suspend, discontinue, or terminate the Amended Plan without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Amended Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Amended Plan, (iii) the amendment would materially modify the requirements for participation in the Amended Plan, or (iv) stockholder approval is required by applicable law or NASDAQ Stock Market, LLC rules and regulations.  If any amendment, alteration, suspension, discontinuance, or termination of the Amended Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will not be effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.
Change in Control
In the event of a “change in control” (as defined in the Amended Plan), to the extent outstanding awards under the Amended Plan are not assumed, converted or replaced, all outstanding awards then held by a participant which are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested, as the case may be, and any specified performance goals will be deemed to be satisfied at target, immediately prior to the consummation of such change in control, unless the applicable award agreement provides to the contrary.
To the extent outstanding awards are assumed, converted or replaced in the event of a change in control, (i) any outstanding awards that are subject to performance goals will be assumed, converted, or replaced as if target performance had been achieved as of the date of the change in control, (ii) each performance award or Performance Compensation Award with service requirements will continue to vest with respect to such requirements during the remaining period set forth in the award agreement, and (iii) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the applicable award agreement.  If outstanding awards are assumed, converted, or replaced, if a participant’s employment or service with us or a subsidiary is terminated without cause (as defined in the Amended Plan) or a participant terminates his or her employment or service with us or a subsidiary for good reason (as defined in the Amended Plan) during the two year period following a change in control, all outstanding awards held by the participant that may be exercised will become fully exercisable and all restrictions will lapse and the awards will become vested and non-forfeitable.
Detrimental Activity and Clawback
The Committee may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions as may be determined by the Committee from time to time, if a participant, during his or her employment or other service with us or a subsidiary engages in activity detrimental to the Company. In addition, the Committee may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act, as amended, or any applicable rules or regulations of the SEC or any national securities exchange or national securities association on which our common stock may be traded.
Transferability
Each award under the Amended Plan, and each right under any award, shall be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative.  No award may be transferred except by will or by the laws of descent and distribution, except that the Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Committee.  The participant remains liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.
Adjustments
In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or our other securities, issuance of warrants or other rights to purchase shares of common stock or our other securities, or other corporate transaction or event affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Committee shall equitably adjust any or all of (i) the number of our shares of common stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares of common stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs shall equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.
The Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting us, any of our subsidiaries, our financial statements or those of any of our subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan.
Withholding Taxes
To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and subject to Section 409A of the Code, we have the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of common stock, other securities, other awards under the Amended Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes.  Subject to the foregoing, and contingent upon the Company's consent, a participant may satisfy the withholding liability by delivering shares of common stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have us withhold from the shares of common stock otherwise deliverable pursuant to an award, a number of shares of common stock equal to the withholding liability, or by such other methods as may be approved by the Committee, including through a "broker-assisted" cashless exercise.
Compliance with Section 409A of the Internal Revenue Code
To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants.  The Amended Plan and any grants made under the Amended Plan will be administered in a manner consistent with this intent.
Termination
No grant will be made under the Amended Plan more than 10 years after the date on which the Amended Plan is first approved by our stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan.
Federal Income Tax Consequences
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect on January 1, 2017.  This summary is not intended to be complete and does not describe state or local tax consequences.  It is not intended to be tax guidance to participants in the Amended Plan.
Tax Consequences to Participants
Non-qualified Stock Options.  In general, (1) no income will be recognized by a participant at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options.  No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option (ISO).  The exercise of an ISO, however, may result in alternative minimum tax liability.  If shares of common stock are issued to the participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above (i.e. disqualifying disposition), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares.  Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs.  No income will be recognized by a participant in connection with the grant of a SAR.  When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.
Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”).  However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock.  If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
RSUs.  No income generally will be recognized upon the award of RSUs.  The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares (or other property in respect of the RSUs) are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Performance Awards.  No income generally will be recognized upon the grant of performance awards.  Upon payment or transfer made under the terms of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of any cash received and the fair market value of any unrestricted shares of common stock received.
Other Stock-Based Awards.  No income generally will be recognized upon the grant of other Stock-Based Awards.  Upon payment of Other Stock-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.
Tax Consequences to the Company or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services may be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of the shares of common stock under the Amended Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Amended Plan by our stockholders.
Amended Plan Benefits
Because awards to be granted in the future under the Amended Plan are at the discretion of the Committee, it is not possible to determine the exact benefits or amounts to be received under the Amended Plan by our directors, employees (including executive officers), or consultants.  All of our executive officers and directors are eligible to participate in the Amended Plan and thus have a personal interest in the approval of the Amended Plan.

Equity Compensation Plan Information
The following table sets forth certain information regarding our equity compensation plans as of April 28, 2017, assuming maximum levels of achievement for outstanding performance awards:

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	4,226,709	(2)	$10.09	1,217,233	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	4,226,709		$10.09	1,217,233
(1) The weighted-average exercise price relates to outstanding stock options only (as of the applicable date). Other outstanding awards carry no exercise price and are therefore excluded from the weighted-average exercise price.

(2) Consists of 1,569 stock options and 4,225,140 restricted stock units.

(3) Consists of shares that may be issued pursuant to future awards under the Existing Plan. The Existing Plan uses a fungible ratio such that each option or stock-settled stock appreciation right granted under the Existing Plan will reduce the plan capacity by one share and each other award denominated in shares that is granted under the Existing Plan will reduce the available capacity by 2.29 shares.

The following table sets forth certain information regarding our equity compensation plans as of January 31, 2017, assuming maximum levels of achievement for outstanding performance awards:

	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	3,077,066	(2)	$10.09	4,766,372	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	3,077,066		$10.09	4,766,372

(1) The weighted-average exercise price relates to outstanding stock options only (as of the applicable date). Other outstanding awards carry no exercise price and are therefore excluded from the weighted-average exercise price.

(2) Consists of 1,569 stock options and 3,075,497 restricted stock units.

(3) Consists of shares that may be issued pursuant to future awards under the Existing Plan. The Existing Plan uses a fungible ratio such that each option or stock-settled stock appreciation right granted under the Existing Plan will reduce the plan capacity by one share and each other award denominated in shares that is granted under the Existing Plan will reduce the available capacity by 2.29 shares.

The proposal for the approval of the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.  This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder.  Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 5.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2017 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2017 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the board of directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
All of our employees, including our executive officers, are required to comply with our Code of Conduct. Additionally, our Chief Executive Officer, Chief Financial Officer, and senior officers must comply with our Code of Business Conduct and Ethics for Senior Officers. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers is available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.
Board Leadership Structure and Role in Risk Oversight
The board of directors believes that the person who holds the position of our Chief Executive Officer should also serve as one of our directors. We currently separate the roles of Chief Executive Officer and Chairman of the Board which reflects our belief, at this time, that our stockholders' interests are best served with the day-to-day management and direction of the company under Mr. Bodner's supervision, as President and Chief Executive Officer, and with the experience and perspective brought to the board of directors by Mr. DeMarines, as our Chairman. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have a Chairman or a lead director whose sole focus is leading the board, allowing our Chief Executive Officer to focus on running the company. In addition, our Chief Executive Officer is most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, while our Chairman, with over a dozen years of experience on our board, provides guidance to the Chief Executive Officer, presides over meetings of the board of directors, and brings a depth of varied financial and business experience, including managing a security-based company and serving as a director of a public technology company. We believe that separating the roles of Chief Executive Officer and Chairman, or the designation of a lead director, also helps create an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of our board of directors to monitor whether management's actions are in the best interests of Verint and its stockholders. We believe our Chief Executive Officer and our Chairman have a good working relationship. The board annually reviews its structure and processes to assess whether changes in facts and circumstances or the company's needs require changes to this structure or these processes.
The board of directors and its committees take an active role in overseeing the assessment and management of our risks. The board of directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the board of directors or relevant committees, (3) facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.
The board of directors and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance activities, and risk management from senior management. During its review of such information, the board of directors and its committees discuss, review, and analyze risks associated with each area, as applicable.

•
The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, legal compliance, potential conflicts of interest, and related party transactions.

•
The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. See “Compensation Discussion and Analysis” for additional information.

•	The corporate governance & nominating committee oversees risks associated with our overall governance practices and the leadership structure of our board of directors.
The full board of directors is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The board of directors also oversees risk management and compliance generally, including information security. Under the oversight of the board of directors, we have also undertaken a number of enterprise risk assessments over the years and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.

Director Independence
As required by the NASDAQ Global Select Market's (“NASDAQ”) listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.
After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers and our independent registered public accounting firm, the board of directors has affirmatively determined that a majority of our current board is comprised of independent directors. The board of directors has determined that all of our directors other than Mr. Bodner are “independent” for purposes of NASDAQ's governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). Mr. Bodner does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our board members under applicable committee standards appears below under "—Committees of the Board of Directors".
Board Attendance
The board of directors held fourteen meetings during the year ended January 31, 2017. During that period, each incumbent director attended 100% of the meetings of the board of directors and the committees on which he served that were held during his tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 23, 2016. At that meeting, all seven directors then serving on our board of directors were present, either in person or telephonically. All of our board members are expected to attend the 2017 Annual Meeting, either in person or telephonically. Our independent directors periodically hold executive sessions outside the presence of management.
Shareholder Engagement
It is and has been our practice to engage with our investors on a regular basis throughout the year. During the year ended January 31, 2017, members of senior management, including the Chief Executive Officer, Chief Financial Officer, and Senior Vice President for Corporate Development, held a number of group and private meetings with current and prospective investors, both in-person and by telephone, and participated in a number of investor conferences. Such meetings and conferences are normally conducted on a non-confidential basis, consistent with our then-current public disclosures, and cover a variety of subjects, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular shareholder engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our shareholders. In preparation for the spring 2017 proxy season, we reached out to some of our largest shareholders to seek their feedback about the items covered in our last proxy statement, including the election of directors, auditor ratification, and say-on-pay. We have taken the feedback from these discussions into consideration, including with respect to succession planning for our board of directors.
Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with our board of directors, a board committee, or with an individual director may do so by sending an email to boardofdirectors@verint.com or writing to such group or persons at:
Verint Systems Inc.
175 Broadhollow Road
Melville, New York 11747
Attention: Corporate Secretary
Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.
Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct or our Code of Business Conduct and Ethics for Senior Officers should be reported pursuant to the procedures outlined in the Code of Conduct and the Code of Business Conduct and Ethics for Senior Officers, as applicable, which are available on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies.

Committees of the Board of Directors
As of the date of this proxy statement, the board of directors consists of nine directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.
Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.
A description of each committee and its membership follows.
Corporate Governance & Nominating Committee
For the year ended January 31, 2017, our corporate governance & nominating committee consisted of Messrs. Egan (Chair), DeMarines, and Safir. The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.
The corporate governance & nominating committee met three times during the year ended January 31, 2017.
The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•	responsibility for establishing our corporate governance guidelines;

•	overseeing the board of director’s operations and effectiveness; and

•	identifying, screening, and recommending qualified candidates to serve on the board of directors.
The corporate governance & nominating committee of the board of directors makes recommendations on director nominees to the board of directors and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2018 Annual Meeting” in this proxy statement. Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the board of directors. In connection with its annual review of its charter, the corporate governance & nominating committee assesses the effectiveness of its selection criteria set forth in our corporate governance guidelines. The composition of the current board of directors reflects diversity in business and professional experience, skills, and age among our directors.
Audit Committee
We have a separately designated standing audit committee as contemplated by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the year ended January 31, 2017, our audit committee consisted of Messrs. Myers (Chair), DeMarines, Safir, Shanks, and Kurtz, with Mr. Kurtz joining the committee effective September 27, 2016. On March 21, 2017, Mr. Kurtz became chairman of the audit committee, replacing Mr. Myers who is retiring from the board of directors at the end of his term in June. The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.
Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ's financial sophistication requirements, and the board of directors has further determined that Messrs. Kurtz and Shanks are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Kurtz's and Mr. Shanks' experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the board of directors.
The audit committee met five times during the year ended January 31, 2017.
The audit committee’s responsibilities are set forth in its charter and include, among other things:

•
assisting the board of directors in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.
A separate report of the audit committee is included in this proxy statement.
Compensation Committee
For the year ended January 31, 2017, our compensation committee consisted of Messrs. Nottenburg (Chair), Egan, Safir, and Shanks. The board of directors has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
The compensation committee met six times during the year ended January 31, 2017.
The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•	approving compensation arrangements for our executive officers; and

•
administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full board of directors unless the board of directors delegates such authority to the compensation committee following its review.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. The compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.
A separate Compensation Committee Report is also included in this proxy statement.
Current Committee Membership
As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
Victor DeMarines	X	X
John Egan	X (Chair)		X
William Kurtz		X (Chair)
Larry Myers		X
Richard Nottenburg			X (Chair)
Howard Safir	X	X	X
Earl Shanks		X	X

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)

Dan Bodner	58	President, Chief Executive Officer, and Director
Douglas Robinson	61	Chief Financial Officer
Elan Moriah	54	President, Customer Engagement Solutions
Peter Fante	49	Chief Administrative Officer, Chief Legal Officer, and Chief Compliance Officer
Dan Bodner serves as our President, Chief Executive Officer, and a director. Mr. Bodner has served as president and CEO of Verint Systems since its inception. Mr. Bodner started the company in 1994 with a focus on Actionable Intelligence innovation, reflecting his vision of helping organizations gain actionable insights from large amounts of structured and unstructured data. Under his leadership, the company experienced rapid growth and, in 2002, with over $100 million of revenue, completed a successful IPO. Following the IPO, the company continued to achieve scale in both the enterprise and security markets, and reached a level of over $1 billion of revenue in 2014.
Douglas Robinson serves as our Chief Financial Officer. Mr. Robinson has served in such capacity since December 2006. Prior to joining us, Mr. Robinson spent 17 years at CA Technologies (formerly CA, Inc. and Computer Associates International, Inc.), where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.
Elan Moriah serves as President of our Customer Engagement Solutions global business line. Mr. Moriah has served in such capacity since September 2008 (including periods in which this business line was comprised of two units), having previously served as our President, Americas from May 2004 to August 2008, and as President of our Contact Center business line from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.
Peter Fante serves as our Chief Administrative Officer, Chief Legal Officer, and Chief Compliance Officer. Mr. Fante was appointed as General Counsel in September 2002 (subsequently retitled as Chief Legal Officer), as Chief Compliance Officer in September 2008, and as Chief Administrative Officer in September 2016. He previously served as our Secretary from September 2005 to January 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling, and Cadwalader, Wickersham & Taft LLP.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes in detail our named executive officer compensation program and how we made compensation decisions for such officers for the year ended January 31, 2017.
We have included certain information in this CD&A for periods subsequent to January 31, 2017 that we believe may be useful for a more complete understanding of our executive compensation arrangements. While the focus of this discussion is on our compensation arrangements with our named executive officers (or simply, "officers"), in some cases we also provide information about compensation arrangements with our other executives or our employees generally where we believe it may be useful for providing context for our officer compensation program.
Timeline of Executive Compensation Process
Our executive compensation process begins in the fall, with preparations for the next compensation season. The main executive compensation decisions are made by the compensation committee in March, following the conclusion of our fiscal year at the end of January. When the compensation committee meets each March, it first reviews and finalizes payouts under previously-awarded compensation arrangements which are then eligible to be earned. Some of these compensation awards may be tied to the fiscal year just ended and some of may be tied to multi-year performance periods that have reached their conclusion as of the end of the fiscal year. The compensation committee then reviews and establishes pay opportunities for the new fiscal year or for new multi-year periods that are beginning. The following graphic illustrates the timeline of our annual process:

Pay Opportunities Versus Pay Outcomes
This proxy statement covers pay opportunities and pay outcomes for our officers for the year ended January 31, 2017. The pay opportunities discussed in this proxy statement were primarily established in March 2016. For compensation elements with a short-term duration, such as annual bonuses, the pay outcomes for these pay opportunities were decided in March 2017. For compensation elements with a longer-term duration, such as performance equity awards, pay outcomes will not be determined until the completion of multi-year performance periods in the future. Conversely, performance equity awards with multiple-year performance periods granted in previous fiscal years, specifically those granted in April 2015, reached their pay outcome as of the time of the March 2017 compensation committee meeting.
A significant portion of each officer’s compensation comes in the form of equity. As a result, the pay opportunity shown in the Summary Compensation table may be significantly higher or lower than the ultimate pay outcome for such year. This is due to the fact that some or all of an officer's performance equity awards may not be earned, as well as the fact that the Summary Compensation table presents equity awards at their grant date value rather than at their value at the time they are earned (if at all).

Even if performance awards are in fact earned, the value of an award at the time of vesting, whether performance-based or time-based, may not correspond to an officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent an officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market in alignment with our investors.
Executive Summary
Compensation Philosophy, Design, and Process
The goal of our executive compensation program is to attract and retain the best talent to lead our company. Our philosophy in setting executive compensation is to provide incentives to our officers to achieve outstanding performance results and to outperform similar technology companies. To support this philosophy, we set target compensation in a range around median and structure our compensation arrangements so that actual pay outcomes will vary (above or below target) based on the performance achieved. We believe these incentives are highly aligned with the interests of our stockholders and contribute to long-term value creation, as described below.

•
Compensation is primarily at-risk and/or tied to stock price, while also containing a mix of elements - A significant majority of the total direct compensation of each officer is at-risk or is paid in equity (whose value depends on our stock price). At the same time, executive pay consists of a mix of short-term elements (base pay and annual bonus) and long-term equity-based incentives (time-based and performance equity).

The pay mix graph below illustrates all of the components of our officer compensation packages for the year ended January 31, 2017 as reflected in the Summary Compensation table.

The table below illustrates the percentage of our officer compensation packages for the year ended January 31, 2017 that is comprised of elements whose value depends on our performance or the performance of our stock. Base salary and "other" compensation are therefore excluded from both rows of the table.

	CEO	Other NEOs
At-risk pay excluding time-based equity	50%	44%
At-risk pay including time-based equity	90%	75%

Other key compensation design and governance practices include:

•
Multiple performance metrics - Annual bonuses are based on four different performance metrics (revenue, profitability, operating cash flow, and individual objectives). Performance equity awards are based on three different performance metrics (revenue, EBITDA, and relative total shareholder return (TSR)).

•
Balanced approach to long-term incentives - Long-term incentive awards are comprised of a combination of time-based and performance-based restricted stock units ("RSUs"), which are designed to link executive compensation with increased stockholder value over time, with at least 50% of newly-granted long-term incentive awards being performance-based.

•
Thresholds, staged goals, and maximum payouts - Annual bonuses and performance equity awards are subject to a minimum threshold level of performance below which no payout is earned and are limited to a specified maximum payout, with staged goals in between.

•	Use of formulaic compensation design with payouts tied to pre-established performance targets.

•	Exercise limited or no discretion to adjust formulaic payouts.

•	Clawback provisions in our compensation plans and agreements.

•	Stock ownership guidelines for executive officers and directors.

•	Limited perquisites.

•	Use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation.

•
A policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

•	A policy prohibiting all hedging and significant pledging in our securities by our executive officers and directors.

•
A policy against any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocation expenses, any other tax gross-up payments with executive officers.

Overview of Executive Compensation for the Year Ended January 31, 2017
We believe that the design and operation of our executive compensation program for the year ended January 31, 2017, and our corresponding executive compensation decisions, were well aligned to our compensation philosophy and our pay for performance objectives. Both pay opportunities and pay outcomes for the year were substantially lower than in the prior year, reflecting our performance below the goals established by the compensation committee at the beginning of the year (or at the beginning of the multi-year performance period), particularly with respect to relative TSR. However, while performance goals were underachieved, there were many important accomplishments during the year, including those highlighted below, which will impact officer pay opportunities for the year ending January 31, 2018 (which will be covered in our next proxy statement).
Highlights of accomplishments during the year ended January 31, 2017:

•
Adaptation to changing conditions and challenges in our Cyber Intelligence markets (such as extended sales cycles and reduced deal sizes), which we believe contributed to increased order activity in the second half of the year.

•
Continued increase in the flexibility of our deployment model in our Customer Engagement segment, including a choice of on-premises, cloud, or a hybrid of both, as well as a menu of managed services, with strong growth in cloud-based revenue.

•	Successful transition from three operating segments to two.

•	Launch of initiative to improve the operational agility of our two operating segments, with a view to improving business performance and enhancing stockholder value, including by:

◦	Strengthening the management teams in each segment.

◦
Evolving our systems and processes to better support each segment’s specific needs and enable the tracking of additional segment performance metrics to enhance our public disclosure and our investors' understanding of our business.

◦	Redesigning compensation plans to drive success in each segment.

Pay Opportunities for the Year Ended January 31, 2017
The pay opportunities established by the compensation committee for our officers for the year ended January 31, 2017 were substantially lower than in the prior year, primarily due to the significant reduction in our stock price year-over-year and the compensation committee's decision not to award additional shares to the officers to compensate for all of the reduced value. These reductions were similar for each of the officers, ranging from 32% to 36% year-over-year. The compensation committee believed that it was appropriate to grant reduced equity values in alignment with the year-over-year performance of our stock price, with a view to incentivizing our officers to improve performance and stockholder value creation. The compensation committee also believed that, notwithstanding these reduced equity grant values, the overall pay packages for our officers were still sufficient to be competitive with the market. The following table illustrates the reduction in equity grant values on a year-over-year basis.

	FYE 2016	FYE 2017
Officer	Equity Grant Value (granted April 2015)	Equity Grant Value (granted April 2016)	Difference	% Decrease
Dan Bodner	$8,701,157	$5,920,320	$(2,780,837)	(32)%
Doug Robinson	$1,732,023	$1,110,941	$(621,082)	(36)%
Elan Moriah	$2,006,712	$1,278,965	$(727,747)	(36)%
Peter Fante	$1,557,084	$1,015,687	$(541,397)	(35)%
As in the year ended January 31, 2016, the compensation committee determined not to increase target bonuses for the year ended January 31, 2017 based on its assessment that target bonuses were already aligned with the market. Base salaries for the year ended January 31, 2017 were increased by less than 2%, below our average company merit increase for the year.
Pay Outcomes for the Year Ended January 31, 2017
Absent special circumstances, the compensation committee generally approves payouts for formulaic compensation elements without adjustment from calculated levels in order to allow these elements to function as originally designed. This approach is consistent with our compensation philosophy that pay outcomes should vary (above or below target) based on the performance achieved. As a result, performance equity awards eligible for vesting based on the completion of the year ended January 31, 2017 and annual bonuses for the year ended January 31, 2017 were each paid out at the calculated levels.
Performance was below target for the year ended January 31, 2017, particularly with respect to relative TSR which came in below the threshold level, resulting in no value being earned for that component of the officer performance equity awards eligible for vesting. Consistent with our pay for performance design, this below-target performance drove overall payout levels below target, with performance equity awards vesting at 37.5% of target and with time-based equity awards vesting at values well below the prior year.
Performance equity awards eligible for vesting (granted April 2015):

Performance Metric	% of Goal Achieved	% Vesting
Revenue	85.6%	47.2%
EBITDA	80.2%	65.3%
Relative TSR	4th percentile	—%
Total		37.5%

The payout values of these performance equity awards will be reflected in the Option Exercises and Stock Vesting table of our proxy statement next year. Below is a summary of the payout values of these awards as of the vesting date compared to the originally disclosed grant values of these awards:

Officer	Original PSU Grant Value	PSU Earned Value	Difference	% Decrease
Dan Bodner	$3,544,200	$820,241	$(2,723,959)	(77)%
Doug Robinson	$708,840	$164,048	$(544,792)	(77)%
Elan Moriah	$805,500	$186,388	$(619,112)	(77)%
Peter Fante	$644,400	$149,102	$(495,298)	(77)%
Annual bonuses payouts ranged from 89% to 90% resulting from the level of achievement of the financial goals and individual objectives, including achievement of our revenue goal at 91.8% of target, achievement of our operating income goal at 83.5% of target, and achievement of our operating cash flow goal at 106.1% of target.
The reduced pay opportunities and performance-based payouts described above also drove a significant reduction in total compensation as compared to the prior year. These reductions were similar for each of the officers, ranging from 23% to 27% year-over-year, as measured on a Summary Compensation table basis, and ranging from 42% to 45% year-over-year, as measured on a Realized Pay table basis. We believe these pay outcomes, which are summarized in the tables below, demonstrate the strong pay for performance alignment of our officer compensation arrangements. We also believe that the design of our compensation arrangements will incentivize our executive officers to overachieve performance in future periods with sufficient upside opportunities.

Officer	FYE 2016 Total Compensation (Per Summary Compensation Table)	FYE 2017 Total Compensation (Per Summary Compensation Table)	Difference	% Decrease
Dan Bodner	$10,157,217	$7,456,393	$(2,700,824)	(27)%
Doug Robinson	$2,403,784	$1,820,387	$(583,397)	(24)%
Elan Moriah	$2,685,150	$1,989,182	$(695,968)	(26)%
Peter Fante	$2,137,288	$1,643,738	$(493,550)	(23)%

Officer	FYE 2016 Total Compensation (Per Realized Pay Table)	FYE 2017 Total Compensation (Per Realized Pay Table)	Difference	% Decrease
Dan Bodner	$11,862,680	$6,655,192	$(5,207,488)	(44)%
Doug Robinson	$2,962,902	$1,717,456	$(1,245,446)	(42)%
Elan Moriah	$3,476,058	$1,927,427	$(1,548,631)	(45)%
Peter Fante	$2,638,543	$1,513,653	$(1,124,890)	(43)%
Recent Developments in Executive Compensation Practices
Our compensation committee annually evaluates our compensation practices in light of, among other things, developments in executive compensation and corporate governance, market trends, and competitive factors. The compensation committee also considers feedback from our shareholders from our shareholder engagement activities as well as based on the results of our say-on-pay votes. Changes made by the compensation committee in this regard included those described in this section as well as adjustments to our compensation peer group discussed under "Peer Group" below.
In April 2014, we adopted a revised design for our officer performance-based equity awards under which awards vest one-third based on a revenue metric, one-third based on an EBITDA metric, and one-third based on a relative TSR metric, over a single 2-year performance period. This revised design replaced our historical performance-equity design, under which awards vested based on three 1-year performance periods, and enhances the long-term focus of our performance equity program and alignment with stockholders by making use of multi-year performance goals and by incorporating a relative TSR component.

For grants made during 2015 and 2016, the compensation committee elected to add a one-year service requirement for one-third of the shares ultimately earned based on the achievement of the 2-year performance goals, to spread the economic benefit and extend the retentive effect of our performance-equity awards.
For the April 2017 grant (and subsequent), the compensation committee further revised the design to change the length of the performance period to three years for the relative TSR component of the awards and eliminated the one-year service requirement, to further align the design with long-term stockholder value.
In November 2016, the compensation committee recommended and the board of directors approved a change to our director and officer stock ownership guidelines to reduce from 100% to 50% the amount of unvested equity awards that can count towards the satisfaction of the guidelines.
Philosophy and Objectives of Compensation Program
As noted above, our philosophy in setting executive compensation is to provide incentives to our officers to achieve outstanding performance results and to outperform similar technology companies. To support this philosophy, we set target compensation in a range around median and structure our compensation arrangements so that actual pay outcomes will vary (above or below target) based on the performance achieved. We believe these incentives are highly aligned with the interests of our stockholders and contribute to long-term value creation. The compensation committee periodically reviews our compensation philosophy and may make adjustments from time to time based on the needs of the organization.
We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of goals, ensures that we are well positioned to attract and retain the highest caliber of executive officer talent and to properly incentivize our executive officers. Our officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve the foregoing compensation objectives, however, as noted above, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and tools and, from time to time, revises or introduces new elements into our executive compensation program.
We believe a significant portion of each executive officer's compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as RSUs, the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued employment is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive's long-term commitment to the company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.
Roles and Responsibilities in Determining Executive Compensation
The compensation committee establishes our executive officer compensation packages and determines cash payout and performance equity vesting levels for performance-based compensation after the conclusion of the relevant performance period. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.
The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.
For the year ended January 31, 2017, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation “benchmarking” analysis for our executive officer compensation packages and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Any advice provided by Willis Towers Watson in the year ended January 31, 2017 with respect to non-executive officer or director personnel did not exceed $120,000 in fees and/or was with respect to broad-based plans that do not discriminate in scope, terms, or operation in favor of our executive officers or directors and are available generally to all employees. The compensation committee also received advice from outside counsel during the year ended January 31, 2017. In March 2016, the compensation committee reviewed and confirmed the independence of its advisors pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act with respect to the compensation period ended January 31, 2017. In March 2017, the compensation committee also reviewed and confirmed the independence of its advisors, applying the same six-factor test, with respect to the compensation period ending January 31, 2018.
In establishing the compensation packages for our officers each year, the compensation committee reviews the various components and amounts of compensation being considered for each executive officer through the use of “tally sheets” or similar compensation summaries, which facilitate the committee's oversight of executive compensation.
At the compensation committee's permission or at the compensation committee's request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during the year ended January 31, 2017.
The Chief Executive Officer also provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer's input to the compensation committee is based, among other things, on his views of each executive officer's performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer's input does not include a recommendation on his own compensation and, notwithstanding his input, the compensation committee in any event exercises independent judgment on executive officer compensation and is solely responsible for final decisions on all matters related to the compensation of all of the officers.
Peer Group
The composition of the peer group used for benchmarking analyses prepared by the compensation consultant for the year ended January 31, 2017 was developed following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. Based on these discussions, for the year ended January 31, 2017, the compensation committee determined to leave the peer group unchanged from the prior year, except for the removal of companies that had been acquired as follows:

ACI Worldwide Inc.	Mentor Graphics Corp.
Autodesk Inc.	MicroStrategy Inc.
Cadence Design Systems Inc.	NetScout Systems, Inc.
CommVault Systems	Nuance Communications Inc.
Constellation Software Inc.	Open Text Corp.
DST Systems Inc.	Pegasystems, Inc.
Fair Isaac Corporation	Red Hat Inc.
Fortinet Inc.	Salesforce.com Inc.
Jack Henry & Associates Inc.	Solera Holdings Inc.
MacDonald Dettwiler and Assoc. Ltd.	SS&C Technologies Holdings, Inc.
The companies included in the peer group were selected by the compensation committee from a sampling of publicly traded software and technology companies with businesses sharing similarities with ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours that the compensation committee believed was relevant. Certain of our closest competitors do not fit within these parameters, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the U.S. The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups. During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability from year to year in the results of the benchmarking process.
In November 2016, the compensation committee performed its most recent annual evaluation of the composition of the peer group, taking into account applicable feedback from our shareholders from our shareholder engagement activities as well as based on the results of our say-on-pay votes. For compensation for the year ending January 31, 2018 (to be discussed in our spring 2018 proxy statement), the committee determined to remove salesforce.com from the peer group. Although we regard salesforce.com as a significant competitor and a company with whom we compete for talent, the committee determined that due to its significantly larger size, it was appropriate to remove this company for subsequent benchmarking purposes.

Overview of the Establishment of Executive Officer Compensation for the Year Ended January 31, 2017
In establishing cash and equity target award levels for each officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee consisted of:

•	the compensation benchmarking analysis prepared each year by the compensation consultant;

•	the executive officer's compensation for the previous year;

•	relevant terms of the officer's employment agreement;

•	the executive officer's role, responsibilities, and skills;

•	a subjective assessment of the executive officer's performance in the previous year, including special achievements;

•	our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of and expense associated with proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.
Elements of compensation were considered by the compensation committee individually and in the aggregate in its decision making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer's compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other officers, the compensation committee takes into account differences in the scope of each officer's role, responsibilities, and skills.
The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our internal budget and/or two-year operating plan, which use non-GAAP (generally accepted accounting principles) measures that our board of directors and senior management find useful in managing our business. See Appendix B to this proxy statement for additional discussion of such non-GAAP financial measures and reconciliation to the most directly comparable GAAP measures. Mergers and acquisitions (M&A) contemplated by the budget and two-year plan approved by the board of directors are included in measuring performance against compensation goals. For other extraordinary non-budgeted events, including material M&A not contemplated by the budget, the compensation committee or the board of directors may adjust performance goals or payouts in order to prevent unintended enlargement or dilution of benefits, in its discretion.

Elements of Compensation - Establishment and Payouts for the Year Ended January 31, 2017
Base Salary
Base salaries for our officers are subject to adjustment annually by the compensation committee as part of its regular compensation review process based on the benchmarking process and the other factors described above. For the year ended January 31, 2017, executive officer base salaries were increased by less than 2%, below our average company merit increase for the year.
Establishment of Annual Bonuses
Each of our officers is eligible to receive an annual cash bonus. As with base salaries, target bonuses are established annually by the compensation committee as part of its regular compensation review process described above based on the benchmarking process and the other factors described above.
For the year ended January 31, 2017, target bonus opportunities were not changed based on the compensation committee's assessment that target bonuses were already aligned with market vis-à-vis the compensation peer group.
Bonus payouts are based on performance by reference to pre-defined performance goals established by the compensation committee as part of the annual compensation review process as well as based on qualitative factors related to each executive officer's individual achievements and performance review and other factors deemed relevant by the compensation committee.
Performance goals for bonus plans for the year ended January 31, 2017 were based on revenue, operating income, operating cash flow, and the achievement of management business objectives, which we refer to as MBOs. We believe these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, cash generation, and individual achievement.
MBOs are tailored to each executive officer's function within the company. For the year ended January 31, 2017, the MBOs consisted of qualitative/subjective performance goals (such as devising and implementing strategic or compliance plans or initiatives, including executing on M&A goals, improving internal financial processes or business systems, assuming new areas of responsibility, or achieving human capital goals), as well as additional quantitative goals such as achievement of operating unit budget targets (for officers with operational responsibility).
Financial performance goals were in the form of a range in which an executive officer could achieve 25% of his target bonus at the low end of the performance range (or threshold), 100% of his target bonus at the middle of the performance range (target performance), and up to 150% of his target bonus at the high end of the performance range, for each performance goal, with the final bonus calculation based on the combined achievement of all goals. For performance below the applicable threshold, the executive officer was not entitled to any bonus for that goal. For performance falling between established points in the range, the bonus was calculated on a formulaic basis based on those points. MBO goals were measured on a scale of 0% to 100% achievement, with the calculated percentage payout for such metric equal to the percentage level of achievement. The compensation committee's objective in establishing a range was to align the bonus payout with actual performance.
The compensation committee carefully evaluates the proposed financial performance goals, as well as the proposed MBO goals, as part of its annual compensation review process, with a view to setting the financial performance targets (the middle of the performance ranges) and the MBO goals at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is more likely than not that the executive officer will be unable to reach the goal. The compensation committee also endeavors to set threshold performance levels (and corresponding payout levels) that are reasonable in light of the goal in question and, as noted above, also provides for a cap on maximum payouts, at levels requiring extraordinary levels of achievement.

Annual Bonus Payouts for the Year Ended January 31, 2017
The following table summarizes the annual bonus payouts for each executive officer for the year ended January 31, 2017. Performance was below target for all financial goals, with revenue at 91.8% of our target goal of $1.17 billion, operating income at 83.5% of our target goal of $245 million, and operating cash flow at 106.1% of our target goal of $210 million, resulting in calculated payout levels ranging from approximately 89% to approximately 90% of target.

Name	Target Bonus	Bonus Plan Metric & Weight	Financial Target for Bonus Plan Metric	Final Payout Percentage	Bonus Payout Amounts

Dan Bodner	$816,000	Revenue: 30.0%	$1.17 billion	88.8%	$724,885
		Operating income: 30.0%	$245 million
		Operating cash flow: 20.0%	$210 million
MBO: 20.0%

Douglas Robinson	$289,000	Revenue: 30.0%	$1.17 billion	89.8%	$259,620
		Operating income: 30.0%	$245 million
		Operating cash flow: 20.0%	$210 million
MBO: 20.0%

Elan Moriah	$289,000	Revenue: 30.0%	$1.17 billion	88.8%	$256,730
		Operating income: 30.0%	$245 million
		Operating cash flow: 20.0%	$210 million
MBO: 20.0%

Peter Fante	$221,000	Revenue: 30.0%	$1.17 billion	89.8%	$198,533
		Operating income: 30.0%	$245 million
		Operating cash flow: 20.0%	$210 million
MBO: 20.0%

Performance vs. Payout Matrix
(applies to each officer on a goal by goal basis,
based on the officer's individualized bonus plan per the table above)

	Payout Percentage
	0%	25%	85%	95%	100%	105%	120%	150%
Achievement Percentage
Percentage of Revenue Goal	<87%	87%	92%	97%	100%	103%	105%	108%

	Payout Percentage
	0%	25%	75%	90%	100%	115%	125%	150%
Achievement Percentage
Percentage of Operating Income Goal	<78%	78%	83%	93%	100%	105%	110%	115%
Percentage of Operating Cash Flow Goal	<78%	78%	83%	93%	100%	105%	110%	115%

Establishment of Equity Awards
Each of our officers is eligible to receive an annual equity award. As with base salaries and target bonuses, officer equity grants are established annually by the compensation committee as part of its regular compensation review process described above.

The compensation committee endeavors to establish the grant date well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.
We use RSUs (both time-based and performance-based) as our preferred form of equity award, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of board of directors or compensation committee approval.
For the year ended January 31, 2017, newly awarded annual equity grants for our officers were divided evenly between time-based RSU awards and performance-based RSU awards, which we believe appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied our stock price and to the performance of our business.

•	Time-based RSU awards vest in equal portions over a three-year period.

•
The annual performance-based RSU awards for executive officers granted during the year ended January 31, 2017 (in April 2016) vest based on a single 2-year performance period ending on January 31, 2018, based one-third on revenue, one-third on EBITDA, and one-third on relative TSR, with an additional one-year service requirement for one-third of the shares earned based on performance. Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index with respect to the applicable performance period, weighted equally and based on the applicable 90-day volume-weighted trailing average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period will be taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

The performance-payout scales for the revenue, EBITDA, and relative TSR goals under the performance RSUs granted during the year ended January 31, 2017 are set out in the table below. If performance falls below the applicable threshold, the executive officer would not receive any vesting for the portion of the award attributable to that goal. For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

Revenue Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
82%	25%
90%	75%
95%	90%
100%	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period

73%	25%
80%	65%
90%	85%
100%	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
25th	0%
50th	100%
75th	200%

Performance Equity Vesting for the Year Ended January 31, 2017
The following table summarizes the goal achievement and calculated vesting levels for the performance RSUs granted in April 2015 in respect of the 2-year performance period ended January 31, 2017. The 2-year revenue target for these awards was $2.58 billion and the 2-year EBITDA target for these awards was $626 million. The actual vesting levels were equal to the calculated vesting levels without adjustment by the compensation committee.

Performance vs. Payout Matrix (for awards approved April 2015)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
82%	25%	85.6%	47.2%
90%	75%
95%	90%
100%	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

73%	25%	80.2%	65.3%
80%	65%
90%	85%
100%	100%
110%	150%
115%	175%
120% or more	200%
		Payout For This Goal
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for the Period	Percentile Achieved	Percentage of Performance Shares Earned for Period

25th	—%	4th	—%
50th	100%
75th	200%
			Percentage of Performance Shares Earned for Period Overall
			37.5%
The performance period for the performance RSUs granted in April 2016 does not end until January 31, 2018. As a result, no vesting of these awards occurred during (or in respect of) the year ended January 31, 2017. These awards will begin vesting following the completion of the 2-year performance period on January 31, 2018.
2013 Special Grant
On April 19, 2013, the compensation committee, with the approval of the board of directors, made a special grant of equity to our officers and certain other executives (the “2013 Special Grant”) in conjunction with our regular annual equity grant for the year ended January 31, 2014.
The 2013 Special Grant was comprised of a time-based component (one-third of the award) and a performance-based component (two-thirds of the award). The final tranche of the time-based component of the award vested on April 4, 2016. The remainder of these awards vested during 2014 and 2015.

Stock Bonus Program
In order to foster a greater sense of company ownership for employees while reducing the company's cash compensation cost, in September 2011, our board of directors approved a stock bonus program under which eligible employees may receive a portion of their earned annual bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our board of directors and an annual cap on the number of shares that can be issued. Officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the company as well. Shares issued to executive officers in respect of the discount feature of the program are considered incentive shares and are subject to a one year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders. Shares not attributable to the discount feature of the program (which we refer to as “base” shares) are deemed to be purchased by the participants at fair market value using earned bonus dollars. As a result, these base shares are not considered incentive shares and their value is reflected within the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table, rather than within the “Stock Awards” column.
For the program period ended January 31, 2016, the board of directors approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. On March 17, 2016, the board of directors accepted management’s recommendation to reduce the discount feature to 0% for the program period ended January 31, 2016 (based on the company’s performance below its goals for the year). As a result, no shares were issued to the officers in respect of the discount feature for the program period ended January 31, 2016
For the program period ended January 31, 2017, the board of directors has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2017 (during the year ending January 31, 2018). On February 10, 2017, the board of directors accepted management’s recommendation to reduce the discount feature to 0% for the program period ended January 31, 2017 (based on the company’s performance below its goals for the year). As a result, no shares will be issued to the officers in respect of the discount feature for the program period ended January 31, 2017.
For the program period ending January 31, 2018, the board of directors has approved the issuance of up to 125,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2018 (during the year ending January 31, 2019) and the number of shares to be issued to the officers in respect of the discount will not be determinable until such time.
Other Pay Elements
We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and include:

•	use of a company car or an annual car allowance;

•	an annual allowance for professional legal, tax, or financial advice; and

•	supplemental company-paid life insurance.
Our officers also receive the same partial match of their 401(k) contributions as all other U.S. employees. Officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the U.S.
Employment Agreements
Each of our officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below.
Clawback Policy
Each of our officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer's incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer's misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our 2015 Long-Term Stock Incentive Plan, including the amendment and restatement of such plan as provided in Proposal 5 of this proxy statement, also contains a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company.
Stock Ownership Guidelines, Hedging and Pledging Policies, and Other Policies
Our board of directors has adopted stock ownership guidelines for our officers and non-employee directors. We believe these guidelines help to further align the interests of our executive officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	ownership equal to five times salary for our Chief Executive Officer;

•	ownership equal to three times salary for our other executive officers (reduced to one and a half times salary beginning at age 62); and

•	ownership equal to three times annual cash retainer for non-employee directors.
Until the target ownership levels are met, executive officers and directors are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock or restricted stock units or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an executive officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Other than pledged shares (as noted below), executive officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, 50% of the value of any unvested stock awards, and the intrinsic value of vested stock options. We believe that all of our officers and directors who have served for at least six months are currently in compliance with these stock ownership guidelines.
Our insider trading policy prohibits all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities. It also requires that any hedging transactions (for employees other than executive officers or directors, who are subject to prohibitions under a separate policy described below) be pre-cleared by our legal department.
We have adopted a policy prohibiting our executive officers and directors from engaging in hedging or significant pledging transactions in our securities. This policy supplements our insider trading policy and our director and executive officer stock ownership guidelines. A pledge is considered significant if it involves a number of shares equal to or exceeding the lesser of 1/2% of our outstanding equity securities or 10% of the Verint equity securities owned by the executive officer or director. Any equity securities that are pledged by an executive officer or director are not eligible to be counted toward such person's satisfaction of our stock ownership guidelines.
Our board of directors has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with executive officers.
Tax Implications
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year unless such compensation satisfies the Internal Revenue Code's requirements for qualified performance-based compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Richard Nottenburg, Chair
John Egan
Howard Safir
Earl Shanks
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment
In connection with our annual budgeting process and our annual performance review process, our executive management reviews our compensation policies and practices, including with respect to risk.  Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the executive level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•
Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•
Multiple quantitative targets (designed to support the budget and two-year operating plan approved by the board of directors) within compensation plans, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•
Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent approximately 20% of our total annual compensation expense and are broadly distributed among the employee base.

•
Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target. For non-officers, we have in some cases and periods used discretionary bonuses where warranted based on performance and/or competitive considerations, even where pre-established goals or thresholds were not achieved.

•	Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•
Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•	Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•	Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period.

•	Quarterly certifications from a broad base of employees helps promote accountability and compliance.

•
Stock ownership guidelines for our directors and executive officers, as well as a policy prohibiting hedging and restricting pledging to help maintain alignment between our directors / executive officers and our stockholders.

•	Clawback provisions included in our executive employment agreements, equity plan, and award agreements allowing us to recoup payments or awards under appropriate circumstances.
Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Executive Compensation Tables
Summary Compensation Table for the Year Ended January 31, 2017
The following table lists the annual compensation of our officers for the years ended January 31, 2017, 2016, and 2015.

Name and Principal Position	Year Ended January 31,	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dan Bodner - President and Chief Executive Officer	2017	752,067	—	5,920,320	—	724,885	59,121	7,456,393
	2016	740,133	—	8,701,157	—	674,976	40,951	10,157,217
	2015	722,825	—	8,049,928	—	816,000	57,019	9,645,772

Douglas Robinson - Chief Financial Officer	2017	423,075	—	1,110,941	—	259,620	26,751	1,820,387
	2016	415,817	—	1,732,023	—	241,944	14,000	2,403,784
	2015	406,000	—	1,593,531	—	289,000	27,146	2,315,677

Elan Moriah - President, Customer Engagement Solutions	2017	423,075	—	1,278,965	—	256,730	30,412	1,989,182
	2016	415,817	—	2,006,712	—	239,054	23,567	2,685,150
	2015	406,000	—	1,857,143	—	289,000	28,662	2,580,805

Peter Fante - Chief Administrative Officer	2017	388,125	—	1,015,688	—	198,533	41,392	1,643,738
	2016	381,250	—	1,557,022	—	185,016	14,000	2,137,288
	2015	372,300	—	1,394,525	—	221,000	38,335	2,026,160
(1) Includes cash bonuses awarded outside the officer's regular annual bonus plan, if any.
(2) Reflects the aggregate grant date fair value of stock awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. Includes the aggregate grant date fair value of stock awards granted to the officers in a given fiscal year as a result of the discount feature under the stock bonus program, but excludes the value of any other shares issued or to be issued to the officers under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis—Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2017. For performance-based awards, the value shown in the table for the year ended January 31, 2017 is based on the assumed achievement of the target level (i.e., the probable level) of performance. See the Grant Date Value of Performance Awards table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.
(3) Amount represents performance-based annual cash bonuses tied to the officer's pre-defined annual bonus plan. Includes the aggregate grant date fair value of shares to be issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value using bonus dollars), but excluding shares issued as a result of the discount feature of the program (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted).
(4) See the table below for additional information on “All Other Compensation” amounts for the year ended January 31, 2017. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the officer is employed and do not discriminate in scope, terms, or operation in favor of our officers or directors.

Realized Pay Table for the Year Ended January 31, 2017
The following table sets forth the realized pay for our officers for the years ended January 31, 2017, 2016 and 2015, which we believe provides useful supplemental information to the Summary Compensation table above, as it demonstrates the value of share awards that vested and stock options that were exercised during the applicable years (as opposed to the grant date value of such awards), to more closely reflect each officer's "take home" pay for such year. However, to the extent an officer chooses to hold his shares following vesting, including as a result of our stock ownership guidelines, his “take home” pay would be lower than the values in the table below and the value of the awards held would continue to fluctuate with the market, in alignment with our investors.

Name	Year Ended January 31,	Salary (1)	Bonus (2)	Realized Stock Awards (3)	Realized Option Awards (4)	All Other (1)	Total
Dan Bodner	2017	752,067	724,885	5,119,119	—	59,121	6,655,192
	2016	740,133	674,976	10,406,620	—	40,951	11,862,680
	2015	722,825	816,000	7,425,926	3,593,348	57,019	12,615,118

Doug Robinson	2017	423,075	259,620	1,008,010	—	26,751	1,717,456
	2016	415,817	241,944	2,291,141	—	14,000	2,962,902
	2015	406,000	289,000	1,660,328	—	27,146	2,382,474

Elan Moriah	2017	423,075	256,730	1,217,210	—	30,412	1,927,427
	2016	415,817	239,054	2,797,620	—	23,567	3,476,058
	2015	406,000	289,000	1,898,789	598,948	28,662	3,221,399

Peter Fante	2017	388,125	198,533	885,603	—	41,392	1,513,653
	2016	381,250	185,016	2,058,277	—	14,000	2,638,543
	2015	372,300	221,000	1,435,714	238,267	38,335	2,305,616
(1) As disclosed on the Summary Compensation table.
(2) Cash bonus and non-equity incentive plan compensation as disclosed in the Summary Compensation table.
(3) Realized stock awards means the value of all restricted stock units (time-based and performance-based) that vested during the years ended January 31, 2017, 2016 and 2015 (measured as of the date of vesting), regardless of the year in which such awards were granted.
(4) Realized option awards means the value of all stock options exercised during the years ended January 31, 2017, 2016 and 2015 (measured as of the date of exercise), regardless of the year in which such awards became vested.
Grant Date Value of Performance Awards
The following table sets forth the aggregate grant date fair value of the performance awards made to our officers during the years ended January 31, 2017, 2016, and 2015, assuming:
(a) the highest level of performance is achieved (see the Maximum Possible Shares column), or
(b) the target level of performance (probable outcome) is achieved (see the Target Shares column).
Fair value, in the case of the Maximum Possible Shares, is calculated based on the closing price of our common stock on the accounting grant date. Fair Value, in the case of the Target Shares, is calculated based on the closing price of our common stock on the dates the compensation committee originally approved the grants (April 17, 2014 ($45.29), April 21, 2015 ($64.44), and April 20, 2016 ($35.24)). The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated, which date is not always the same as the date the compensation committee originally approved the grant. Award tranches are grouped by accounting grant date below.

Name	Original Date of Committee Approval of Grant	Accounting Grant Date	Maximum Possible Shares	Fair Value on Accounting Grant Date	Target Shares	Fair Value on Original Date of Committee Approval of Grant

Dan Bodner	4/20/2016	4/20/2016	168,000	$5,920,320	84,000	$2,960,160
		Total Grants for Year Ended 1/31/2017	168,000	$5,920,320	84,000	$2,960,160

	4/21/2015	4/21/2015	110,000	$7,088,400	55,000	$3,544,200
	4/19/2013 (3rd tranche)	3/19/2015	36,816	2,267,866	24,544	804,307
		Total Grants for Year Ended 1/31/2016	146,816	$9,356,266	79,544	$4,348,507

	4/17/2014	4/17/2014	127,308	$5,765,779	63,654	$2,882,890
	4/19/2013 (2nd tranche)	3/20/2014	36,816	1,735,138	24,544	804,307
	4/26/2012 (3rd tranche)	3/20/2014	32,782	1,545,016	21,855	668,763
		Total Grants for Year Ended 1/31/2015	196,906	$9,045,933	110,053	$4,355,960

Douglas Robinson	4/20/2016	4/20/2016	31,526	$1,110,976	15,763	$555,488
		Total Grants for Year Ended 1/31/2017	31,526	$1,110,976	15,763	$555,488

	4/21/2015	4/21/2015	22,000	$1,417,680	11,000	$708,840
	4/19/2013 (3rd tranche)	3/19/2015	7,363	453,561	4,909	160,868
		Total Grants for Year Ended 1/31/2016	29,363	$1,871,241	15,909	$869,708

	4/17/2014	4/17/2014	24,400	$1,105,076	12,200	$552,538
	4/19/2013 (2nd tranche)	3/20/2014	7,363	347,018	4,909	160,868
	4/26/2012 (3rd tranche)	3/20/2014	7,975	375,862	5,317	162,700
		Total Grants for Year Ended 1/31/2015	39,738	$1,827,956	22,426	$876,106

Elan Moriah	4/20/2016	4/20/2016	36,294	$1,279,001	18,147	$639,500
		Total Grants for Year Ended 1/31/2017	36,294	$1,279,001	18,147	$639,500

	4/21/2015	4/21/2015	25,000	$1,611,000	12,500	$805,500
	4/19/2013 (3rd tranche)	3/19/2015	8,766	539,986	5,844	191,508
		Total Grants for Year Ended 1/31/2016	33,766	$2,150,986	18,344	$997,008

	4/17/2014	4/17/2014	28,644	$1,297,287	14,322	$648,643
	4/19/2013 (2nd tranche)	3/20/2014	8,766	413,142	5,844	191,508
	4/26/2012 (3rd tranche)	3/20/2014	7,975	375,862	5,317	162,700
		Total Grants for Year Ended 1/31/2015	45,385	$2,086,291	25,483	$1,002,851

Peter Fante	4/20/2016	4/20/2016	28,822	$1,015,687	14,411	$507,844
		Total Grants for Year Ended 1/31/17	28,822	$1,015,687	14,411	$507,844

	4/21/2015	4/21/2015	20,000	$1,288,800	10,000	$644,400
	4/19/2013 (3rd tranche)	3/19/2015	6,310	388,696	4,207	137,863
		Total Grants for Year Ended 1/31/2016	26,310	$1,677,496	14,207	$782,263

	4/17/2014	4/17/2014	21,216	$960,873	10,608	$480,436
	4/19/2013 (2nd tranche)	3/20/2014	6,310	297,390	4,207	137,863
	4/26/2012 (3rd tranche)	3/20/2014	6,651	313,462	4,434	135,680
		Total Grants for Year Ended 1/31/2015	34,177	$1,571,725	19,249	$753,979
All Other Compensation Table

Name	Employer Retirement Contribution ($)	Car Allowance or Cost of Company Car ($)	Prof. Advice Allowance ($)	Accrued Vacation Payout ($) (1)	Supp. Life Insurance ($)	Travel ($)(2)	Total ($)

Dan Bodner	2,000	12,811	20,000	—	10,160	14,150	59,121
Douglas Robinson	2,000	12,000	12,751	—	—	—	26,751
Elan Moriah	2,000	14,322	—	—	—	14,090	30,412
Peter Fante	2,000	12,000	20,000	7,392	—	—	41,392
(1) During the year ended January 31, 2017, Mr. Fante elected to participate in a program available to all U.S. employees by which a portion of the employee's accrued vacation is monetized and the after-tax amount is donated to a children's charity as part of Verint's community relations program. The table above reflects the pre-tax amount that was included in the officer's compensation prior to such donation.
(2) Represents the taxable portion of certain Company-paid travel.

Grants of Plan-Based Awards for the Year Ended January 31, 2017
The following table sets forth information concerning equity and other plan-based grants to our officers during the year ended January 31, 2017.

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Original Date of Committee Approval of Grant	Accounting Grant Date		Threshold ($) (1)	Target ($)	Max ($)	Threshold (#) (6)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Accounting Grant Date Fair Value of Stock and Option Awards ($) (2)

Dan Bodner	RSU (Time-vested grants) (3)	4/20/2016	4/20/2016					—	—	—	84,000	2,960,160
	RSU (Performance-vested grant) (4)	4/20/2016	4/20/2016	(5)				21,000	84,000	168,000		2,960,160
	Annual Bonus for Year Ended 1/31/17	N/A	N/A		163,200	816,000	1,142,400	—	—	—	—
Douglas Robinson	RSU (Time-vested grants) (3)	4/20/2016	4/20/2016					—	—	—	15,762	555,453
	RSU (Performance-vested grant) (4)	4/20/2016	4/20/2016	(5)				3,941	15,763	31,526		555,488
	Annual Bonus for Year Ended 1/31/17	N/A	N/A		57,800	289,000	404,600	—	—	—	—	—
Elan Moriah	RSU (Time-vested grants) (3)	4/20/2016	4/20/2016					—	—	—	18,146	639,465
	RSU (Performance-vested grant) (4)	4/20/2016	4/20/2016	(5)				4,537	18,147	36,294		639,500
	Annual Bonus for Year Ended 1/31/17	N/A	N/A		57,800	289,000	404,600	—	—	—	—	—
Peter Fante	RSU (Time-vested grants) (3)	4/20/2016	4/20/2016					—	—	—	14,411	507,844
	RSU (Performance-vested grant) (4)	4/20/2016	4/20/2016	(5)				3,603	14,411	28,822		507,844
	Annual Bonus for Year Ended 1/31/17	N/A	N/A		44,200	221,000	309,400	—	—	—	—	—
(1) The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved and assuming that MBO achievement is zero. If minimum financial performance goals are not achieved and MBO achievement is zero, the bonus payable to the executive officer would be zero. As disclosed in the Summary Compensation table above, the actual bonus payouts for the year ended January 31, 2017 were as follows: Mr. Bodner $724,885, Mr. Robinson $259,620, Mr. Moriah $256,730, and Mr. Fante $198,533.
(2) The accounting grant date fair value of equity awards is based on the target number of shares and calculated using the closing price of our common stock on the accounting grant date, which is not always the same as the date the compensation committee originally approved the grant. The accounting grant date is generally the date on which the performance goal for the applicable award tranche has been both established and communicated. For a further discussion of our accounting for equity compensation, see Note 13, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2017. See the Grant Date Value of Performance Awards table above for information about the grant date values of the performance-vested equity awards included in this table calculated using the closing price of our common stock on the dates the compensation committee originally approved the grants.
(3) The April 20, 2016 time-based awards vest 1/3 on April 6, 2017, 1/3 on April 6, 2018, and 1/3 on April 6, 2019.
(4) The April 20, 2016 annual performance awards are eligible to vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets (set by the compensation committee for the relevant performance period) for the period from February 1, 2016 through January 31, 2018, but no earlier than April 6, 2018 with respect to two-thirds of the earned units and no earlier than April 6, 2019 with respect to the remaining one-third of the earned units.
(5) As noted above, the April 20, 2016 annual performance awards vest based on a single 2-year performance period ending on January 31, 2018, for which the performance goals were established at the time of grant.
(6) Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goals are not achieved in a performance period, no shares are earned for that period.

Further Information Regarding Summary Compensation Table for the Year Ended January 31, 2017 and Grants of Plan-Based Awards Table for the Year Ended January 31, 2017
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.
The agreements with our officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our officers other than Mr. Bodner, and constitutes a termination by us without cause under the agreement with Mr. Bodner.
Narrative to Summary Compensation Table for the Year Ended January 31, 2017
As discussed in the “Compensation Discussion and Analysis” above, each officer's employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonuses are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2017, the target bonuses specified by the employment agreements were as follows: $600,000 for Mr. Bodner, $219,000 for Mr. Robinson, $167,500 for Mr. Fante, and $219,000 and for Mr. Moriah. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement (if any) as well as the target bonus from the previous year.
Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the Option Exercises and Stock Vesting table) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market, in alignment with our investors, which in turn may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting.
Narrative to All Other Compensation Table
We provide a limited amount of perquisites to our officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance and an annual allowance for legal, tax, or accounting advice. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other U.S. employees. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy. Executive officers receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Outstanding Equity Awards at January 31, 2017
The following table sets forth information regarding various equity awards held by our officers as of January 31, 2017. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2017 ($37.35 on January 31, 2017).

			Option Awards				Stock Awards
Name	Date of Committee Approval of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (6)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/17/2014	(1)	—	—	—	—	21,218	792,492	—	—
	4/21/2015	(2)	—	—	—	—	36,667	1,369,512	—	—
	4/21/2015	(3)	—	—	—	—	20,635	770,717	—	—
	4/20/2016	(4)	—	—	—	—	84,000	3,137,400	—	—
	4/20/2016	(5)	—	—	—	—	84,000	3,137,400	—	—
Douglas Robinson	4/17/2014	(1)	—	—	—	—	4,067	151,902	—	—
	4/21/2015	(2)	—	—	—	—	7,334	273,925	—	—
	4/21/2015	(3)	—	—	—	—	4,127	154,143	—	—
	4/20/2016	(4)	—	—	—	—	15,762	588,711	—	—
	4/20/2016	(5)	—	—	—	—	15,763	588,748	—	—
Elan Moriah	4/17/2014	(1)	—	—	—	—	4,774	178,309	—	—
	4/21/2015	(2)	—	—	—	—	8,334	311,275	—	—
	4/21/2015	(3)	—	—	—	—	4,689	175,134	—	—
	4/20/2016	(4)	—	—	—	—	18,146	677,753	—	—
	4/20/2016	(5)	—	—	—	—	18,147	677,790	—	—
Peter Fante	4/17/2014	(1)	—	—	—	—	3,537	132,107	—	—
	4/21/2015	(2)	—	—	—	—	6,667	249,012	—	—
	4/21/2015	(3)	—	—	—	—	3,751	140,100	—	—
	4/20/2016	(4)	—	—	—	—	14,411	538,251	—	—
	4/20/2016	(5)	—	—	—	—	14,411	538,251		—
(1) The April 17, 2014 time-based awards vest 1/3 on April 8, 2015, 1/3 on April 8, 2016, and 1/3 on April 8, 2017.
(2) The April 21, 2015 time-based awards vest 1/3 on April 12, 2016, 1/3 on April 12, 2017, and 1/3 on April 12, 2018.
(3) The April 21, 2015 annual performance awards vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets for the period from February 1, 2015 through January 31, 2017, but no earlier than April 12, 2017 with respect to two-thirds of the earned units and no earlier than April 12, 2018 with respect to the remaining one-third of the earned units. The table reflects the number of shares earned based on the completion of the performance period as of January 31, 2017. Two-thirds of this amount vested on April 12, 2017 and one-third of this amount will vest on April 12, 2018.
(4) The April 20, 2016 time-based awards vest 1/3 on April 6, 2017, 1/3 on April 6, 2018, and 1/3 on April 6, 2019.
(5) The April 20, 2016 annual performance awards vest based on a single 2-year performance period following the compensation committee's determination of our achievement of specified revenue, EBITDA, and relative TSR targets for the period from February 1, 2016 through January 31, 2018, but no earlier than April 6, 2018 with respect to two-thirds of the earned units and no earlier than April 6, 2019 with respect to the remaining one-third of the earned units. The table excludes shares eligible to be earned in excess of the target level based on the overachievement of the applicable performance goals.
(6) Includes time-based awards and performance-based awards for which the performance goals had been established by the compensation committee as of January 31, 2017.
(7) Includes performance-based awards for which the performance goals had not yet been established by the compensation committee as of January 31, 2017, if any.
Option Exercises and Stock Vesting During the Year Ended January 31, 2017
The following table sets forth information regarding option exercises and stock award vestings for our officers during the year ended January 31, 2017. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2017” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	149,875	5,119,119
Douglas Robinson	—	—	29,538	1,008,010
Elan Moriah	—	—	35,686	1,217,210
Peter Fante	—	—	25,957	885,603
As discussed above, a significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market (and in alignment with our investors), which in turn may significantly diverge from the value at the time of vesting.
Executive Officer Severance Benefits and Change in Control Provisions
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. The material terms of the officer employment agreements are summarized below. This is not a complete summary of the officer employment agreements.
Provisions of Executive Officer Agreements
Each of the employment agreements with our officers provides for an annual base salary and a performance-based bonus target.
Severance or Advance Notice Not in Connection with a Change in Control
In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.
Our U.S. executive officers, other than Mr. Bodner, are entitled to 12 months of severance consisting of base salary and reimbursement of health insurance premiums.
Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and 18 months of severance consisting of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.

In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.
Severance in Connection with a Change in Control
In the event of a termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.
Equity
Other than in the case of Mr. Bodner, no equity acceleration is provided in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.
Other Provisions
Each of the employment agreements provides for customary restrictive covenants, with a covenant period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our 2015 Long-Term Stock Incentive Plan also allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company. Each of our U.S. executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.
Potential Payments Upon Termination or Change in Control (CIC)
The table below outlines the potential payments and benefits that would have become payable by us to our officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2017. In reviewing the table, please note the following:

•
The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security, or 401(k) or similar defined contribution retirement plans.

•
Except as noted in the following bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•
The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2017 ($37.35 on January 31, 2017).

•
The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•
The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($)	280G Tax Gross up ($)	Total ($)

Dan Bodner
Death	—	724,885	—	—	70,802	49,216	—	844,903
Disability	377,500	724,885	—	—	23,601	49,216	—	1,175,202
Resignation for Good Reason/Involuntary Termination without Cause	1,132,500	724,885	1,224,000	10,491,055	70,802	49,216	—	13,692,458
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,887,500	816,000	2,040,000	10,491,055	70,802	49,216	—	15,354,573
Douglas Robinson
Death	—	259,620	—	—	46,973	—	—	306,593
Disability	212,500	259,620	—	—	23,487	—	—	495,607
Resignation for Good Reason/Involuntary Termination without Cause	425,000	259,620	263,521	—	46,973	—	—	995,114
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	637,500	289,000	433,500	2,014,136	46,973	—	—	3,421,109
Elan Moriah
Death	—	256,730	—	—	46,574	—	—	303,304
Disability	212,500	256,730	—	—	23,287	—	—	492,517
Resignation for Good Reason/Involuntary Termination without Cause	425,000	256,730	272,351	—	46,574	—	—	1,000,655
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	637,500	289,000	433,500	2,312,002	46,574	—	—	3,718,576
Peter Fante
Death	—	198,533	—	—	46,574	—	—	245,107
Disability	195,000	198,533	—	—	23,287	—	—	416,820
Resignation for Good Reason/Involuntary Termination without Cause	390,000	198,533	201,516	—	46,574	—	—	836,623
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	585,000	221,000	331,500	1,831,121	46,574	—	—	3,015,195
(1) For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for the year ended January 31, 2017 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).
For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for the year ended January 31, 2017.
(2) For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2017 (notwithstanding that the formal determination of bonuses for the year ended January 31, 2017 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for the year ended January 31, 2017.
For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for the year ended January 31, 2017. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for the year ended January 31, 2017.
(3) For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2017 ($37.35 on January 31, 2017) times the number of shares accelerating. Shares accelerating includes the target number of performance shares for the January 31, 2017 performance period (not the number of shares calculated to be earned based on the completion of the performance period as of January 31, 2017, as in the Outstanding Equity Awards table) as well as for performance periods that had not yet been completed as of January 31, 2017. The officers did not hold any unvested stock options as of January 31, 2017.
(4) Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.

DIRECTOR COMPENSATION
Director Compensation for the Year Ended January 31, 2017
The following table summarizes the cash and equity compensation earned by each member of the board of directors during the year ended January 31, 2017 for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)	(2)
Dan Bodner	—	—	—	—
Victor DeMarines	131,000	199,987	—	330,987
John Egan	72,500	199,987	—	272,487
Penelope Herscher (4)	—	—	—	—
William Kurtz (5)	22,432	66,651	—	89,083
Larry Myers	77,000	199,987	—	276,987
Richard Nottenburg	70,000	199,987	—	269,987
Howard Safir	81,000	199,987	—	280,987
Earl Shanks	75,000	199,987	—	274,987
(1) Represents amount earned for service as a director during the year indicated regardless of the year of payment.
(2) Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.
(3) On April 20, 2016, each of each of Messrs. DeMarines, Egan, Myers, Nottenburg, Safir and Shanks received an award of 5,675 RSUs in respect of service on the board of directors for the year ended January 31, 2017, which vested on April 6, 2017. The grant date fair value of these awards is based on the $35.24 closing price of our common stock on the April 20, 2016 grant date.
(4) Ms. Herscher joined the board of directors on April 1, 2017, after the conclusion of the year ended January 31, 2017.

(5) Mr. Kurtz joined the board of directors on September 27, 2016. On November 30, 2016, Mr. Kurtz received a pro-rated equity award of 1,775 RSUs in respect of his partial year of service on the board of directors for the year ended January 31, 2017, which awards vested on April 6, 2017. The grant date fair value of this award is based on the $37.55 closing price of our common stock on November 30, 2016.
The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our board of directors (granted for service as a director) as of January 31, 2017.

Name	Unvested Options	Unvested Stock Awards

Dan Bodner	—	—
Victor DeMarines	—	5,675
John Egan	—	5,675
Penelope Herscher	—	—
William Kurtz	—	1,775
Larry Myers	—	5,675
Richard Nottenburg	—	5,675
Howard Safir	—	5,675
Earl Shanks	—	5,675

Independent Directors
The board of directors is responsible for establishing independent director compensation arrangements based on recommendations from the compensation committee. These compensation arrangements are designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis. The compensation committee did not recommend any changes to our independent director compensation arrangements for the year ended January 31, 2017.
The following summarizes the compensation package for our independent directors for the year ended January 31, 2017:

•	An annual equity grant with a value of $200,000, subject to one-year vesting;

•	$50,000 annual cash retainer;

•	No per-meeting fees; and

•	Annual board and committee chairmanship and membership fees as set forth below:

	Committee Membership Fee	Chairmanship Fee (paid in lieu of membership fee for committee chairman)
Board of Directors	N/A	$60,000
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500
Non-Independent Directors
Mr. Bodner was the only non-independent director on our board of directors during the year ended January 31, 2017. Mr. Bodner has not been separately compensated for his service on the board of directors
Other Director Compensation Information
All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the board of directors or of committees of the board of directors.
Our board of directors has adopted stock ownership guidelines for our executive officers and non-employee directors. Our directors are also subject to our insider trading policy and an additional policy restricting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No executive officer has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 28, 2017 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock as of the Reference Date;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•
Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•	The amounts and percentages are based upon 62,674,730 shares of common stock outstanding as of the Reference Date.

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class	Number of Shares Beneficially Owned (1)		Percentage of Total Shares Outstanding

Principal Stockholders:

BlackRock, Inc.	Common	5,285,554	(2)	8.4%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	Common	4,859,442	(3)	7.8%
100 Vanguard Boulevard
Malvern, PA 19355

Directors and Executive Officers:
Dan Bodner	Common	428,750		*
Douglas Robinson	Common	131,353		*
Peter Fante	Common	5,854		*
Elan Moriah	Common	63,009		*
Victor DeMarines	Common	33,826		*
John Egan	Common	19,181		*
Penelope Herscher	Common	—		*
William Kurtz	Common	1,775		*
Larry Myers	Common	8,778		*
Richard Nottenburg	Common	16,948		*
Howard Safir	Common	21,461		*
Earl Shanks	Common	23,173		*

All executive officers and directors as a group (ten persons)		754,073		1.2%
* Less than 1%.

(1)
Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)
As reported in the Schedule 13G filed with the SEC on January 27, 2017 by BlackRock, Inc. ("BlackRock"), BlackRock has sole voting power over 5,000,721 shares of Verint common stock and sole dispositive power over 5,285,554 shares of Verint common stock.

(3)
As reported in the Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. ("Vanguard"), Vanguard has sole voting power over 74,970 shares of Verint common stock, shared voting power over 7,233 shares of Verint common stock, sole dispositive power over 4,780,418 shares of Verint common stock and shared dispositive power over 79,024 shares of Verint common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely on a review of the copies of such reports furnished to us, or written representations that no reports were required, we believe that during the year ended January 31, 2017, our directors, executive officers, and 10% stockholders complied with all filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full board of directors or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year and the related party has or will have a direct or indirect material interest, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transaction must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The audit committee has reviewed and approved all of the agreements and transactions referred to in this section.
The following summarizes arrangements that were in effect during the year ended January 31, 2017.
CTI Merger Agreement
On August 12, 2012, we entered into an agreement and plan of merger (the "CTI Merger Agreement") with our former majority stockholder, Comverse Technology, Inc. ("CTI"), providing for our acquisition of CTI (the "CTI Merger"). The CTI Merger was completed on February 4, 2013. At the closing of the CTI Merger, approximately 28.6 million newly issued shares of our common stock were exchanged for approximately 220.0 million issued and outstanding shares of CTI common stock. In addition, the 16.2 million shares of our common stock and all shares of our preferred stock held by CTI at the time of the CTI Merger were canceled.
Comverse Share Distribution Agreement and Tax Disaffiliation Agreement
On October 31, 2012, prior to the closing of the CTI Merger, CTI completed the Comverse share distribution in which it distributed all of the outstanding shares of common stock of its former subsidiary, Comverse, Inc., to CTI's shareholders. As a result of the Comverse share distribution, Comverse Inc. became an independent publicly held company and ceased to be a wholly owned subsidiary of CTI. On September 9, 2015, Comverse, Inc. changed its name to Xura, Inc. and on August 19, 2016, Xura, Inc. was taken private by affiliates of Siris Capital Group, LLC.
Distribution Agreement
In connection with the Comverse share distribution, Comverse and CTI entered into a Distribution Agreement, dated as of October 31, 2012 (the "Distribution Agreement"). We were a third-party beneficiary of that agreement and assumed CTI's rights and obligations under that agreement in connection with the CTI Merger. The Distribution Agreement sets forth the agreement between CTI and Comverse regarding the principal transactions necessary to separate Comverse from CTI. It also sets forth other agreements that govern certain aspects of CTI's relationship with Comverse following the completion of the Comverse share distribution and provides certain indemnities to CTI and its affiliates (including us) related to the CTI Merger Agreement, the Comverse share distribution and the Comverse business.
Comverse agreed to broad releases pursuant to which it released CTI and its affiliates, successors and assigns from, and indemnified and held harmless all such persons against and from, any claims against any of them arising out of or relating to the management of Comverse's business, certain events that took place prior to the Comverse share distribution, the Comverse share distribution, the terms of the Distribution Agreement and the other agreements entered into in connection with the Comverse share distribution, Comverse's post-share distribution certificate of incorporation and bylaws, and any other decision made or action taken relating to Comverse. The releases did not extend to obligations or liabilities under any agreements between CTI and Comverse that remained in effect following the Comverse share distribution.
CTI and Comverse also agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives, against certain liabilities in connection with their respective businesses and any breach by such party of the Distribution Agreement. These respective indemnity obligations under the Distribution Agreement are not subject to time limitation.
In addition, Comverse agreed to indemnify CTI and its affiliates (including us) against certain losses that may arise as a result of the CTI Merger and the Comverse share distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying us against losses stemming from breaches by CTI of representations, warranties and covenants made to us in the CTI Merger Agreement and for any liabilities of CTI that were known by CTI but not included on the net worth statement delivered to us at the closing of the CTI Merger. Comverse's uncapped indemnification obligations include indemnifying us against liabilities relating to Comverse's business; claims by any shareholder or creditor of CTI related to the Comverse share distribution, the CTI Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of Comverse; any failure by Comverse to perform under any of the agreements entered into in connection with the Comverse share distribution; claims related to CTI's ownership or operation of Comverse; claims related to the disposition of CTI's ownership interest in Starhome B.V.; certain retained liabilities of CTI that were not reflected on or reserved against on the net worth statement delivered to us by CTI at the closing of the CTI Merger; and claims arising out of the exercise of appraisal rights by a CTI shareholder in connection with the Comverse share distribution. Comverse also assumed all pre-Comverse share distribution tax obligations of each of Comverse and CTI.
Tax Disaffiliation Agreement
In connection with the Comverse share distribution, Comverse and CTI also entered into a Tax Disaffiliation Agreement, dated as of October 31, 2012 (the "Tax Disaffiliation Agreement"). The Tax Disaffiliation Agreement governs CTI's and Comverse's respective rights, responsibilities and obligations with respect to both pre- and post-Comverse share distribution periods, including tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. In general, Comverse is required under the Tax Disaffiliation Agreement to pay (a) all CTI pre-disposition group taxes attributable to periods ending on or before the date of the Comverse share distribution and the portion of any straddle period ending on the date of the Comverse share distribution, and (b) all Comverse group taxes attributable to periods beginning on the day after the date of the Comverse share distribution and the portion of any straddle period beginning on the day after the date of the Comverse share distribution. In general, CTI is required under the Tax Disaffiliation Agreement to pay all CTI group taxes attributable to periods beginning on the day after the date of the Comverse share distribution and the portion of any straddle period beginning on the day after the date of the Comverse share distribution. Comverse's obligations under the Tax Disaffiliation Agreement are not limited in amount or subject to any cap. The Tax Disaffiliation Agreement also contains obligations for each of CTI and Comverse to indemnify the other for breaches of its obligations under such agreement, including in respect of payment of taxes for which it is responsible. Any claim for indemnity under the Tax Disaffiliation Agreement must be made within 60 days after the expiration of the applicable statute of limitations for the assessment of the tax that is the subject of such indemnity claim.

AUDIT MATTERS
Audit Committee Pre-Approval Procedures
The audit committee of our board of directors is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.
The committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.
The audit committee appointed Deloitte & Touche LLP as our auditors for the years ended January 31, 2017 and 2016. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC.
In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.
In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during the years ended January 31, 2017 and 2016. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.
Fees of Independent Registered Public Accountants
During the years ended January 31, 2017 and 2016, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2017	2016
Audit fees (1)	$4,144	$4,119
Audit-related fees (2)	66	—
Tax fees (3)	22	193
All other fees (4)	—	—
Total fees	$4,232	$4,312
(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.
(2) “Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.
(3) “Tax fees” include fees for tax compliance and advice.
(4) “All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE
Role of the Audit Committee
The primary purpose of the audit committee is to assist the board of directors in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Business Conduct and Ethics for Senior Officers and the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at http://www.verint.com/about/investor-relations/corporate-governance/corporate-governance-policies. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
Review of Verint’s Audited Financial Statements for the Year Ended January 31, 2017
Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for the year ended January 31, 2017 and discussed them with management. In March 2017, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for the year ended January 31, 2017. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the board of directors that Verint’s audited financial statements be included in its Annual Report on Form 10-K for the year ended January 31, 2017 for filing with the SEC.
Review and Discussions with the Independent Registered Public Accounting Firm
Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board Rule 3526 and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.
The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its examinations, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Audit Committee:

William Kurtz, Chair
Victor DeMarines
Howard Safir
Earl Shanks

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
Proposals which stockholders desire to have included in our proxy statement for the 2018 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 10, 2018. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2018 Annual Meeting of Stockholders is March 26, 2018. Our proxy related to the 2018 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us. The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.
In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2018 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than February 22, 2018 and no later than March 24, 2018. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business address and residential address of such person;

•	the principal occupation or employment of such person;

•	the class, series and number of our securities that are owned of record or beneficially by such person;

•	the date or dates the securities were acquired and the investment intent of each acquisition;

•
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•
any other information relating to such person that the board of directors or any nominating committee of the board of directors reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•
a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•
a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and

•
a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•
a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.
At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.
However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the board of directors by at least January 30, 2018, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended January 31, 2017, was filed with the SEC on March 28, 2017, and such Form 10-K is being sent to stockholders or made available via the Internet on or about May 10, 2017. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Corporate Secretary
Melville, New York
May 10, 2017

APPENDIX A

VERINT SYSTEMS INC.
AMENDED AND RESTATED 2015 LONG-TERM STOCK INCENTIVE PLAN
Section 1. Purpose. The purposes of this Verint Systems Inc. 2015 Long-Term Stock Incentive Plan are to promote the interests of Verint Systems Inc. and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Subsidiaries, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.
Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
“Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Performance Compensation Award made or granted from time to time hereunder.
“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.
“Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.
“Board” shall mean the Board of Directors of the Company.
“Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement “Cause” shall mean the Participant’s: (A) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful and intentional breach of the Participant’s obligations to the Company or a Subsidiary or Affiliate of the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission; (D) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or a Subsidiary or Affiliate of the Company relating to the foregoing; (E) violation of the policies of the Company or a Subsidiary or Affiliate of the Company on harassment, discrimination or substance abuse; or (F) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or a Subsidiary or Affiliate of the Company.
“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:
i.    the acquisition by any Person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company;
ii.    a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;
iii.    a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

iv.    during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Code) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan. If at any time such a committee has not been so designated or is not so composed, the Board shall constitute the Committee.
“Company” shall mean Verint Systems Inc., together with any successor thereto.
“Continuous Service” shall mean the absence of any interruption or termination of service as an employee, director or consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, in each case, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or Affiliates or their respective successors. Changes in status between service as an employee, a director and a consultant will not constitute an interruption of Continuous Service; provided, however, that, unless otherwise determined by the Committee, consultants providing services to the Company or a Subsidiary or Affiliate of the Company for less than 32 hours per month shall incur an interruption of Continuous Service.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean, unless otherwise defined in the applicable Award Agreement (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market for such date (or if not then trading on the Nasdaq Stock Market, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.
“GAAP” shall mean United States Generally Accepted Accounting Principles.
“Good Reason” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance agreement or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, “Good Reason” shall mean (i) a material reduction (i.e., at least a 10% reduction) by the Company or a Subsidiary or Affiliate of the Company in the Participant’s Base Salary; or (ii) the involuntary relocation of the Participant’s own office location by more than 50 miles; provided that all such events shall be Good Reason only if the Company (or the applicable Subsidiary or Affiliate of the Company) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award; provided that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (b) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) or 11(d)(vi) of the Plan. In no event shall Negative Discretion be exercised by the Committee with respect to any Option or Stock Appreciation Right (other than an Option or Stock Appreciation Right that is intended to be a Performance Compensation Award under Section 11 of the Plan).
“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.
“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.
“Participant” shall mean any (i) employee of, or consultant to, the Company or its Subsidiaries, or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan or (ii) any employee of, or consultant to, an Affiliate, eligible for a cash-settled Performance Award or cash-settled Restricted Stock Unit under Section 5 and selected by the Committee to receive a cash-settled Performance Award or a cash-settled Restricted Stock Unit under the Plan.
“Performance Award” shall mean any right granted under Section 9 of the Plan.
“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
“Performance Criteria” shall mean the measurable criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any performance-based award under the Plan, including, but not limited to, Performance Compensation Awards. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or a Subsidiary, Affiliate, division or operational unit of the Company) and shall be limited to the following, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per Share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, operating expenses, capital expenses, customer acquisition costs, Share price, sales, bookings, or market share.
“Performance Formula” shall mean, for a Performance Period, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. To the extent required under Section 162(m) of the Code with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code for establishing Performance Goals), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause any Performance Compensation Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code, if applicable, in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time of at least six months in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based award, including a Performance Compensation Award.
“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
“Plan” shall mean this Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan.
“Prior Plan” shall mean the Verint Systems Inc. 2015 Long-Term Stock Incentive Plan.
“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.
“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.
“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the Staff thereof.
“Shares” shall mean the common stock of the Company, $.001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.
“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.
“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).
“Substitute Awards” shall mean any Awards granted under Section 4(a)(iii) of the Plan.
Section 3. Administration. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and designate those Awards which shall constitute Performance Compensation Awards; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award (subject to Section 162(m) of the Code with respect to any Performance Compensation Awards) shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify whether, and to what extent, they have been attained; (x) adopt and approve any supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) in accordance with Section 14(n) of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate of the Company, any Participant, any holder or beneficiary of any Award, and any stockholder.
(c)    The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” or “outside director” within the meaning of Rule 16b-3 and Section 162(m) of the Code, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.
(d)    No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.
(e)    With respect to any Performance Compensation Award granted to a Covered Employee (within the meaning of Section 162(m) of the Code) under the Plan, the Plan shall be interpreted and construed in accordance with Section 162(m) of the Code.
(f)    The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act or Covered Employees (within the meaning of Section 162(m) of the Code).
Section 4. Shares Available for Awards.
(a)Shares Available.
(i)Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (i) 7,975,000, plus (ii) the number of Shares available for issuance under the Prior Plan on the date the stockholders of the Company approve the Plan, plus (iii) the number of Shares that become available for issuance under Section 4(a)(ii) of the Prior Plan or this Plan; provided, that, subject to adjustment as provided for in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000. Subject to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Options and Stock Appreciation Rights may be granted to any Participant in any fiscal year shall be 2,000,000 and the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance Compensation Awards” in respect of a single fiscal year shall be 2,000,000 or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first day of the Performance Period to which such Performance Compensation Award relates, and the maximum number of Shares with respect to which Awards (including, without limitation, Options and Stock Appreciation Rights) may be granted to any single non-employee member of the Board in any fiscal year shall be 100,000 Shares. In the case of any Awards granted under the Plan, (x) each Share with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and (y) each share with respect to which any other Award denominated in Shares (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by 2.47 Shares.
(ii)If any Shares subject to an Award are forfeited, cancelled, exchanged, withheld or surrendered or if an Award terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit described in Section 4(a)(i). Notwithstanding the foregoing, any Shares which (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an Award, (2) are withheld by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (3) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan.

(iii)Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.
(b)Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right. The Committee will also make or provide for such adjustments in the number of shares specified in Section 4(a)(i) of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 4(b); provided, however, that any such adjustment to the numbers specified in Section 4(a)(i) will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.
(c)Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Subsidiaries (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, shall be eligible to be selected as a Participant and receive any Award as determined by the Committee. Any employee of, or consultant to, an Affiliate (including any prospective employee), shall be eligible to be selected as a Participant and receive any cash-settled Performance Award or cash-settled Restricted Stock Unit as determined by the Committee.
Section 6. Stock Options.
(a)Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.
(b)Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.
(c)Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The applicable Award Agreement shall specify the period or periods of Continuous Service by the Participant that is necessary before the Option or installments thereof will become exercisable. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d)Payment. (i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) subject to the Company’s consent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (C) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.
(ii)    Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
Section 7. Stock Appreciation Rights.
(a)Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights with a grant price equal to or greater than the Fair Market Value per Share as of the date of grant are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In the sole discretion of the Committee, Stock Appreciation Rights may, but need not, qualify as performance-based compensation in accordance with Section 11 hereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.
(b)Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.
(c)Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.
Section 8. Restricted Stock and Restricted Stock Units.
(a)Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.
(b)Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the

Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.
(c)Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. No dividends shall paid be on any Shares of Restricted Stock and no dividend equivalents shall be paid on any Restricted Stock Units prior to the vesting of the Restricted Stock or Restricted Stock Units, as applicable.
Section 9. Performance Awards.
(a)Grant. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
(b)Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.
(c)Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.
Section 10. Other Stock-Based Awards.
The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.
Section 11. Performance Compensation Awards.
(a)General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 10 (other than Options and Stock Appreciation Rights), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b)Eligibility. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. Designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(c)Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the applicable Participants, the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind or level of each Performance Goal to apply to the Company, and the Performance Formula, as applicable. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 11(c) and record the same in writing.

(d)Payment of Performance Compensation Awards. (i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)    Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (1) the Performance Goals for such period are achieved; and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.
(iii)    Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the Performance Period based upon the Performance Formula.
(iv)    Negative Discretion. Unless otherwise determined by the Committee, in determining the final payout of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate.
(v)    Timing of Award Payments. Unless otherwise set forth in the applicable Award Agreement, the Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by this Section 11; provided, that, unless otherwise set forth in the applicable Award Agreement, in no event shall any Award granted for a Performance Period be paid later than the 15th calendar day of the third month following the end of the Participant’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the payment is no longer subject to a “substantial risk of forfeiture”.
(vi)    Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for any fiscal year in respect of a Performance Period is 2,000,000 Shares or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first day of the Performance Period to which such Performance Compensation Award relates. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Performance Compensation Award is deferred and the payment date) increase (i) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Performance Compensation Award is deferred to the payment date.
Section 12. Amendment and Termination.
(a)Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.
(b)Amendments to Awards. The Committee may amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.
(c)Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding

Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d)Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 12(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of this Plan.
Section 13. Change in Control.
(a)Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and such Awards shall become vested and non-forfeitable, and any specified Performance Goals with respect to outstanding Awards shall be deemed to be satisfied at target immediately prior to the consummation of a Change in Control.
(b)Except as otherwise provided in an Award Agreement or by the Committee at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted, assumed or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the Change in Control, (ii) each Performance Award or Performance Compensation Award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement, and (iii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.
(c)Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period following a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.
(d)Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.
Section 14. General Provisions.
(a)Nontransferability.
(i)Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.
(ii)No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate of the Company; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.
(iii)Notwithstanding the foregoing, the Committee may, in the applicable Award Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Award Agreement, provide that Options which are not intended to qualify as Incentive Options may be transferred by the Participant to whom such Option was granted (the “Grantee”) without consideration, after such time as all vesting conditions with respect to such Option have been satisfied, and subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to: (1) the Grantee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the “Immediate Family”); (2) a trust solely for the benefit of the Grantee and his or her Immediate Family; or (3) a partnership, corporation or limited liability company whose only partners, members or stockholders are the Grantee and his or her Immediate Family; (each transferee described in clauses (1), (2) and (3) above is hereinafter referred to as a “Permitted Transferee”); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Award Agreement evidencing the Option.
The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Award Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise and (d) the consequences of termination of the Grantee’s employment by, or services to, the Company under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(iv)Notwithstanding anything to the contrary herein, only gratuitous transfers of Awards shall be permitted. In no event may any Award granted under this Plan be transferred for value.
(b)Dividend Equivalents. No dividends or dividend equivalents shall paid be on any Award prior to vesting. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award described in Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a deferred basis; provided, that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate.
(c)No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
(d)Share Certificates. Shares or other securities of the Company or any Subsidiary of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(e)Withholding. (i) A Participant may be required to pay to the Company or any Subsidiary or Affiliate of the Company, subject to Section 409A of the Code, and the Company or any Subsidiary or Affiliate of the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii)    Without limiting the generality of clause (i) above, subject to the Company’s consent, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise deliverable to the Participant with respect to an Award a number of Shares with a Fair Market Value equal to such withholding liability, or by such other methods as may be approved by the Committee, including, but not limited to, through a “broker-assisted” cashless exercise.
(iii)    Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 14(a), the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.
(f)Detrimental Activity and Recapture. Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant during employment or other service with the Company or a subsidiary, shall engage in activity detrimental to the Company. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provision intended to have a similar effect, upon such terms and conditions as may be required by the Committee under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded.
(g)Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.
(h)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
(i)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary or Affiliate of the Company. Further, the Company or a Subsidiary or Affiliate of the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.
(j)No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.
(k)Governing Law. Unless otherwise provided for in an applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, applied without giving effect to its conflict of laws principles.
(l)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(m)Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or result in any liability under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.
(n)Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate of the Company outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
(o)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate of the Company.
(p)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
(q)Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.
(r)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 15. Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month following separation from service or death.
Section 16. Term of the Plan.
(a)Effective Date. The Prior Plan was approved by the Board on May 12, 2015 and was subsequently approved by the stockholders of the Company on June 25, 2015. This Plan was approved by the Board on May 9, 2017, and shall be effective subject to, and as of the date of, its approval by the stockholders of the Company (such date, the “Effective Date”).
(b)Expiration Date. No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

APPENDIX B

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
The Compensation Discussion and Analysis ("CD&A") section of this proxy statement contains non-GAAP financial measures. The tables below reconcile the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP").
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

(in thousands)	Year Ended January 31, 2017

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$1,062,106
Revenue adjustments related to acquisitions	10,590
Non-GAAP Revenue	$1,072,696

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$17,366
Revenue adjustments related to acquisitions	10,590
Amortization of acquired technology	37,372
Amortization of other acquired intangible assets	44,089
Stock-based compensation expenses	65,608
Acquisition expenses, net	12,887
Restructuring expenses	15,743
Other adjustments	969
Non-GAAP operating income	$204,624

Table of Reconciliation from GAAP Cash Flow from Operating Activities to Non-GAAP Operating Cash Flow

GAAP cash flow from operating activities	$172,415
Net interest expense paid	22,200
Non-recurring payments (primarily cash paid for transaction costs associated with business acquisitions)	18,300
Tax refunds, net	12,400
Other non-recurring cash inflows	(2,600)
Non-GAAP operating cash flow	$222,715

(in thousands)	Two Years Ended January 31, 2017

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$2,192,372
Revenue adjustments related to acquisitions	14,965
Non-GAAP Revenue	$2,207,337

Table of Reconciliation from GAAP Net Loss Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net loss attributable to Verint Systems Inc.	$(11,742)
Net income attributable to noncontrolling interest	7,724
Provision for income taxes	3,724
Other expense, net	85,512
Depreciation and amortization	214,215
Revenue related to acquisitions	14,965
Stock-based compensation expenses	130,157
Acquisition expenses, net	19,900
Restructuring expenses	32,213
Impairment charges	3,205
Other adjustments	1,960
Adjusted EBITDA	$501,833

DIRECTIONS TO 2017 ANNUAL MEETING LOCATION
Hilton Garden Inn
1575 Round Swamp Road, Plainview, New York, USA 11803
Tel: 1-516-755-5552 Fax: 1-516-755-5592

Traveling from the East:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn left onto Round Swamp Road and continue under the expressway to the traffic light. Continue straight after light. The hotel entrance is the second left.
Traveling from the West:
Take the Long Island Expressway (I-495) to Round Swamp Road (Exit 48). Proceed down the exit ramp to traffic light. Turn right onto Round Swamp Road. The hotel entrance is the second left.

FORM OF PROXY CARD

VERINT
POWERING ACTIONABLE INTELLIGENCE®

VERINT SYSTEMS INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Dan Bodner
02 Victor DeMarines
03 John Egan
04 Penelope Herscher
05 William Kurtz
06 Richard Nottenburg
07 Howard Safir
08 Earl Shanks

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To recommend, on a non-binding, advisory basis, whether future stockholder votes to approve the compensation of the officers should occur every one, two, or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000338507_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Verint Systems Inc. Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the Year Ended January 31, 2017 are available at www.proxyvote.com

VERINT SYSTEMS INC.

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, Chief Legal Officer, and Chief Compliance Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the "Company") which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of the Company to be held on June 22, 2017 at 11:00 A.M. Eastern Time at the Hilton Garden Inn, 1575 Round Swamp Road, Plainview, New York, 11803, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors.

The shares represented hereby shall be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3, "ONE YEAR" ON PROPOSAL 4 AND "FOR" PROPOSAL 5. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

0000338507_2 R1.0.1.15

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)